SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 2 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA YIDA HOLDING, CO.
(Exact name of registrant as specified in its charter)

DELAWARE	7310	50-0027826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28/F Yifa Building No. 111 Wusi Road Fuzhou, Fujian, P. R. China, 350003 86-591-28308388
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, Delaware, 19808 (302)636-5401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Eric Stein, Esq. Joy Z. Hui, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 is being filed to update the Registration Statement No. 333-150665, which was declared effective by the Securities and Exchange Commission on September 8, 2008. No additional securities are being registered. Registration fees were paid with the original filing of Registration Statement on May 6, 2008.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion Dated May 14, 2010

1,750,000 shares of Common Stock

CHINA YIDA HOLDING, CO.

This prospectus relates to the sale or other disposition by the selling stockholders identified in this prospectus, or their transferees, of up to 1,750,000 shares of our common stock, which includes, 52.5% of the 3,333,334 shares of common stock and warrants to Pope Investments II LLC and the other investors (collectively, the “Investors”).

We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders. However, we will receive proceeds in the aggregate of $3,869,060 assuming the cash exercise of all of the warrants held by the selling stockholders, subject to certain of the warrants being exercised under a “cashless exercise” right.

Our common stock is traded on the NASDAQ Capital Market under the trading symbol “CNYD”.  On May 11, 2010, the closing sale price as reported was $12.50 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is May 14, 2010

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

Our Business

We are a diversified entertainment enterprise focused on China's media and tourism industries headquartered in Fuzhou City, Fujian province, China. Our core business strategy is centered around the combination of tourism and media. Our tourism management business specializes in the development and management of tourism destinations and sites. We currently operate the Great Golden Lake tourist destination (Global Geo-park), Hua’An Tulou cluster (or the “Earth Buildings,” World Cultural Heritage site), and Yunding tourist destination (Large-scale recreational park. Our media business provides operating management services including channel, column and advertisement management for the TV channels and other digital media. We currently operate the FETV (a provincial level TV channel) in Fujian province and the “Journey through China on the Train” on-board railway program on China’s high-speed trains.

Our Corporate History and Structure

Keenway Limited was incorporated under the laws of the Cayman Islands on May 9, 2007 for the purpose of functioning as an off-shore holding company to obtain ownership interests in Hong Kong Yi Tat International Investment Co., Ltd (“Hong Kong Yi Tat”), a company incorporated under the laws of Hong Kong. Immediately prior to the Merger (defined below), Mr. Chen Minhua and his wife, Ms. Fan Yanling, were the majority shareholders of Keenway Limited.

On November 19, 2007, we entered into a share exchange and stock purchase agreement with Keenway Limited, Hong Kong Yi Tat, and the then shareholders of Keenway Limited, including Chen Minhua, Fan Yanling, Zhang Xinchen, Extra Profit International Limited, and Lucky Glory International Limited (collectively, the “Keenway Limited Shareholders”), pursuant to which in exchange for all of their shares of Keenway Limited common stock, the Keenway Limited Shareholders received 2,272,582 newly issued shares of our common stock and 91,045 shares of our common stock which were transferred from some of our then existing shareholders (the “Merger”). As a result of the closing of the Merger, the Keenway Limited Shareholders owned approximately 94.5% of our then issued and outstanding shares on a fully diluted basis and Keenway Limited became our wholly owned subsidiary.

On March 15, 2010, Fuzhou Hongda Commercial Services, Ltd (“Fuzhou Hongda”) entered into an equity transfer agreement with Fujian Yunding Tourism Industrial Co., Ltd (“Fujian Yunding”) Fujian Yunding, pursuant to which Fuzhou Yunding acquired 100% of the issued and outstanding shares of Fuzhou Fuyu Advertising Co., Ltd (“Fuzhou Fuyu”) from Fuzhou Hongda at the aggregate purchase price of RMB 3,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.12. On March 15, Fujian Jintai Tourism Developments Co., Ltd (“Fujian Jintai”) entered into an equity transfer agreement with Fujian Yunding, pursuant to which Fujian Yunding acquired 100% of the issued and outstanding common stock of Fuzhou Yintai Tourism Co., Ltd (“Fuzhou Yintai”) from Fujian Jintai at the aggregate purchase price of RMB 5,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.13.  On March 16, 2010, Fujian Yunding formed a wholly-owned subsidiary, Yongtai Yunding Resort Management Co., Ltd. (“Yuding Resort Management”) with its official address at No. 68 Xianfu Road, Zhangcheng Town, Yongtai County, China.

On April 12, 2010, we changed the company name of our operating subsidiary “Fujian Yunding Tourism Industrial Co., Ltd” to “Yida (Fujian) Tourism Group Limited” to better reflect our strategy of expanding our business operations in China by extending our business model through acquiring or collaborating with other domestic tourism destinations.

The following chart illustrates our current corporate structure:

●
Hong Kong Yi Tat is an entity that was created solely as the holding company for the operating entities, Fujian Jintai Tourism Industrial Development, Co, Ltd., and Fujian Jiaoguang Media, Co., Ltd., and Yida (Fujian) Tourism Group Limited and Fujian Yida Tulou Tourism Development Co. Ltd.  Hong Kong Yi Tat does not have any operations.

●
Fujian Jintai Tourism Developments Co., Ltd. (“Fujian Jintai”) operates the tourism segment of our business. Its primary business relates to the operation of our tourism destinations, specifically, the Great Golden Lake. Fujian Jintai owns 100% of the ownership interest in Fuzhou Hongda Commercial Services Co., Ltd. (“Hongda”).

●
Yida (Fujian) Tourism Group Limited (f/k/a Fujian Yunding Tourism Industrial Co., Ltd, “Yida Tourism”) is engaged in the operations of our current tourism destinations, specifically the Yunding tourist destination, and the development of new tourist projects, specifically the China Yang-sheng (Nourishing Life) Paradise and the Ming Dynasty Entertainment World. Yida Tourism has 3 wholly-owned subsidiaries: Fujian Yintai, Fuzhou Fuyu and Yingding Tourism Management.

●	Fujian Yida Tulou Tourism Development Ltd’s primary business relates to the operation of our tourism destinations, specifically, Hua’An Tulou cluster tourist destination.

●
Fujian Jiaoguang Media Co., Ltd. (“Fujian Jiaoguang”) concentrates on the mass media segment of our business.  Its primary business is focused on advertisements, including media publishing, television, cultural and artistic communication activities, and performance operation and management activities.

We do not have a direct ownership interest in Fujian Jiaoguang. On December 30, 2004, Jiaoguang and its shareholders entered into a set of contractual arrangements with us which governs the relationships between Fijian Jiaoguan and us.  The contractual arrangements are comprised of a series of agreements, including a Consulting Agreement and an Operating Agreement, through which we have the right to advise, consult, manage and operate Fujian Jiaoguang, and collect and own all of Fujian Jiaoguang’s respective net profits. Additionally, under a Proxy and Voting Agreement and a Voting Trust and Escrow Agreement, the shareholders of Fujian Jiaoguang have vested their voting control over Fujian Jiaoguang to the Company. In order to further reinforce the Company’s rights to control and operate Fujian Jiaoguang, Fujian Jiaoguang and its shareholders have granted us, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Fujian Jiaoguang or, alternatively, all of the assets of Fujian Jiaoguang. Further, the shareholders of Fujian Jiaoguang have pledged all of their rights, titles and interests in Fujian Jiaoguang to us under an Equity Pledge Agreement. We effectuated this organizational structure due to China’s limitations on foreign investments and ownership in Chinese domestic businesses.  Generally, the Chinese law prohibits foreign entities from directly owning certain types of businesses, such as the media industry.  We have obtained an opinion from Allbright Law Office, our Chinese legal counsel, that this structure is legal and valid and that the U.S. holding corporation can obtain the same benefits and risks with this contractual structure as it would with a direct equity ownership.

Our Business

The Great Golden Lake

The Great Golden Lake was recognized as the Global Geopark by the United Nations Educational, Scientific, and Cultural Organization (“UNESCO”) in February 2005. It is located in Taining, surrounding Sanming, Nanping of Fujian Province and Nanchang of Jiangxi Province. This world-class tourist attraction covers more than 230 square kilometers, including five (5) main scenic areas: (1) Golden Lake; (2) Shangqing River; (3) Zhuangyuan Rock; (4) Luohan Mountain; and (5) Taining Old Town.

In 2001, we entered into a tourism management revenue sharing agreement with Taining government, to operate and to manage the Great Golden Lake destination from 2001 through 2032. We have invested $30 million to improve the infrastructure, and through a well-designed marketing campaign, we have succeeded in increasing the number of the visitors from approximately 30,000 in 2001 to approximately 637,000 in 2009. Currently most visitors to the Great Golden Lake are from Fujian, Shanghai, Guangdong and Jiangxi. With easier transportation and increased marketing, we expect that the Great Golden Lake should be able to attract more visitors from other provinces of China and even foreign countries. Our revenue from the operations of the Great Golden Lake is generated from entrance ticket fees and parking fees.

Hua’an Tulou Cluster (or the “Earth Buildings”)

The Tulou Cluster, composed of large multilayer earth buildings built by ancient wealthy families as their residence, is known for their unique round shape, ingenious structure and oriental mystery. The Tulou Cluster was recognized as a World Cultural Heritage site in 2008 by UNESCO. The Tulou Cluster is a 1.5 hour drive away from Xiamen City, one of China’s most famous tourist coastal cities.

In December 2008, we entered into a Tourist Resources Development Agreement with Hua’an County Government effective until 2048. Pursuant to this agreement, we began to develop the Hua’an Tulou tourist destinations with a right of priority to develop other scenic areas in Hua’an County. Hua’an Tulou cluster requires a total capital input of approximately $7.5 million to put it into infrastructure and facility constructions. The Hua’an Tulou Cluster was closed during the construction and re-opened to the public before the fourth quarter of 2009. Currently, approximately half of its visitors are from overseas, including Taiwan. We expect our revenue to be generated from the sale of entrance ticket fees, fees from rides on tour cars, and food at our restaurants.

Yunding Recreational Park

In November 2008, we entered into the Tourist Destination Cooperative Development Agreement with Yongtai County Government effective until 2048. Pursuant to the agreement, we obtained the exclusive right to develop the Yunding scenic areas, which is approximately 50 kilometer from Fuzhou. We plan to invest approximately $40 million to build the tourism, transportation and entertainment facilities. By the end of 2009, we have already invested approximately $33 million.  And we expect to generate revenue from entrance fees, cable cars and other entertainment activities. We expect that the Yunding Recreational Park will be open to the public on the second half of 2010.

FETV

Covering 92% of the population of Fujian province located in southeastern China with a population of over 35 million, Fujian Education Television (“FETV”), owned by the Fujian Education TV Station, is a provincial comprehensive entertainment television channel ranked #4 in ratings in Fujian province (Source: ACNielsen 2008 Survey).

Pursuant to a management agreement (the “Management Agreement”) between Fujian Education TV Station and Fujian Jiaoguang, our subsidiary, we gained 7 years management rights from the Fujian Education TV Station,  from August 1, 2003 to July 31, 2010 (the “Initial Management Term”), to operate FETV at a fixed annual payment of RMB 10,000,000. Pursuant to the Management Agreement, Fujian Jiaoguang has an option to extend the Initial Management Term for an additional 5 years term commencing on July 31, 2010 (the “Extended Management Term”), provided, that we agree to a 20% increased annual payment for the management rights during the Extended Management Term, and accept other amendments to provisions in the Management Agreement.

Under the management contract, we obtained the full rights to provide programming and content and content management services and to re-sell all advertising airtime of FETV.  We have leveraged the FETV assets to produce high quality TV programming focused on tourism, successfully promoting our own tourist attractions branding the FETV station around the tourism theme and creating a network of potential partners for our tourism business, including hotels, travel agents, and entertainment resorts.

“Journey through China on the Train”

In February 2009, we entered into a six-year exclusive agreement with China Railway Media Center to create “Journey through China on the Train” infomercial programs, a part of China Railway Media Center’s master media program – CRTV that is usually 1 or 2 hours in length. We will produce customized 20-minute episode according to different routes of rail lines as part of CRTV to focus on China’s natural resources, culture and the history of tourism destinations, tourism advertisement and travel tips. The infomercial programs will be broadcast on7 railway lines into Tibet, all high speed motor trains in China with TV panels and cable TV channels covering 18 railway bureaus. We will pay an annual fee of approximately $46,154 or RMB 300,000 to Railway Media Center for the first three years and approximately $53,846 or RMB 350,000 for the second three years. We will generate revenue from selling embedded advertisements. At the end of 2009, “Journey through China on the Train” was shown on 31 railroad lines with 440 trains.

Ming Dynasty Entertainment World

On April 15, 2010, we jointly with Anhui Xingguang Investment Group Ltd., a reputable privately held company engaged in real estate and commercial development in Anhui province, entered into an Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement (the “Agreement”) with Anhui Province Bengbu Municipal Government, pursuant to which we and Anhui Xingguang will form a limited liability company, with a total registered capital of RMB 100 million (approximately $14.6 million) to engage in construction and development of a new tourism destination -- Ming Dynasty Entertainment World in Bengbu City, Anhui Province.

The Ming Dynasty Entertainment World will be built on approximately 5,000 Mu land (approximately 824 acres, 1 Mu = 6.07 acres, the “Project Land”), including recreational developments of Royal Hot Spring World, Royal Tour Town, Filial Piety Temple and Royal Hunting Garden.

China Yang-sheng (Nourishing Life) Paradise

On April 18, 2010 , we entered into a China Yang-sheng (Nourishing Life) Tourism Project Finance Agreement  with Jiangxi Province Zhangshu Municipal Government, pursuant to which we will invest in construction and development of China Yang-sheng (Nourishing Life) Paradise on approximately 6,000 Mu of land (approximately 988 acres, 1 Mu = 6.07 acres) in Zhangshu, Jiangxi province. Preliminarily, the Project includes (i) Salt Water Hot Spring SPA & Health Center, (ii) Yang-sheng Holiday Resort, (iii) World Yang-sheng Cultural Museum, (iii) International Camphor Tree Garden, (iv) Chinese Medicine and Herb Museum, (v) Yang-sheng Sports Club, (vi) Old Town of Chinese Traditional Medicine, and (vii) various other Yang-sheng related projects and tourism real estate projects.

The Financings

Private Placement

On March 7, 2008, we entered into a definitive Securities Purchase Agreement for the sale of units of securities of the Company aggregating up to a maximum of $14,000,000.  Each unit of securities consist of: one (1) share of our common stock, $0.001 par value per share; and (ii) a Class A warrant to purchase an additional number of shares equal to 50% of our common stock.  The purchase price is $1.05 per unit.  In connection with the Securities Purchase Agreement, we also entered into (i) a Registration Rights Agreement; (ii) a Lock-Up Agreement, and (iii) a Make Good Agreement. Pursuant to the financing documents, we sold an aggregate of 13,333,334 shares of common stock and warrants exercisable into 6,666,667 shares of common stock for a total price of $14,000,000. On April 14, 2009, in reliance upon Section 18 of the Class A Warrants which provides with the option to call 50% of the Class A Warrants at a redemption price of $0.001 per share upon our achievement of the 2008 performance threshold, we exercised our call option to redeem a total of 3,333,331 shares underlying the Class A Warrants at $0.001 per share for a total of $3,336.

In June 2009, we effectuated a 4:1 reverse stock split. As a result, the remaining 3,333,336 shares of our common stock underlying the Class A Warrants were reduced to 833,337 and the exercise price was increased to $5 per share. As of the date hereof, the outstanding Class A Warrants are exercisable for an aggregate of 773,812 shares of our common stock on a cash exercise basis.

Registered Director Offering

On February 2, 2010, we sold a total of 2,489,721 shares of our common stock at $11.50 per share in a registered direct offering for aggregate gross proceeds of $28,631,791.50. The shares were sold pursuant to a shelf registration statement on Form S-3 (File No. 333-163687), the statutory prospectus included therein, and its amendments thereto, that was declared effective by the Securities and Exchange Commission (the “Commission”) on January 20, 2010, and the prospectus supplement filed with the Commission on January 22, 2010.  Newbridge Securities, Inc. served as sole placement agent in the transaction.

Reverse Stock Split

Effective on February 28, 2008, with the majority consent of our shareholders, we effectuated a 1 for 10 reverse stock split.

Effective on June 16, 2009, with the majority consent of our shareholders, we effectuated a 1 for 4 reverse stock split.

THE OFFERING

Securities Covered Hereby	1,750,000* shares of common stock to Pope Investments II LLC and the other investors (collectively, the “Investors”).

Common Stock Outstanding Prior to the Offering	19,551,785* shares

Common Stock to be Outstanding after the Offering
20,385,112* shares, assuming the selling stockholders exercise all their warrants, and no conversion of other series of outstanding preferred stock nor exercise of the other outstanding warrants and options.

The Percentage of Outstanding Stock that this Offering Represents Compared to the Total Shares Outstanding	8.95%, assuming the selling stockholders exercise all their warrants, and no conversion of other series of outstanding preferred stock nor exercise of the other outstanding warrants and options.

Use of Proceeds
We will receive no proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling stockholders.  However, we will receive $3,869,060 if all of the warrants for underlying shares included in this prospectus are exercised for cash.  We will use these proceeds for general corporate purposes.

NASDAQ Capital Market Trading Symbol	“CNYD”

*After giving effect to the 4 for 1 reverse stock split effective June 16, 2009.

Summary Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008. The financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

Balance Sheet
	DECEMBER 31,
	2009	2008
Current assets
Cash and cash equivalents	$5,776,678	$8,715,048
Accounts receivable	2,003	76,569
Other receivable, net	190,424	76,759
Advances and prepayments	1,432,138	164,169
Total current assets	7,401,242	9,032,546
Property, and equipment, net	32,995,885	34,173,009
Construction in progress	36,730,184	1,979,725
Intangible assets, net	7,874,938	9,358,333
Long term prepayments	1,012,230	-
Total assets	$86,014,478	$54,543,613
Current liabilities
Accounts payable	$57,277	$65,367
Short term loans	1,731,060	1,172,591
Other payable and accrued expenses	1,145,564	462,778
Tax payables	2,835,655	726,524
Total current liabilities	5,769,555	2,427,259
Long term debts	2,495,190	-
Total liabilities	8,264,745	2,427,259
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value, 10,000,000 shares authorized, 1 share issued and outstanding)	-	-
Common stock ($0.0001 par value, 100,000,000 shares authorized and 17,062,064 and 17,021,447 issued and outstanding as of December 31, 2009 and December 31, 2008, respectively)	1,706	1,702
Additional paid in capital	21,711,384	21,627,394
Accumulated other comprehensive income	3,190,162	3,134,077
Retained earning	50,297,151	27,353,181
Statutory reserve	2,549,330	-
Total stockholders' equity	77,749,733	52,116,354

Total liabilities and stockholders' equity	$86,014,478	$54,543,613

Statement of Operations

	2009	2008
Net revenue
Advertisement	$31,519,267	$23,319,235
Tourism	19,709,684	7,280,258
Total net revenue	51,228,951	30,599,493
Cost of revenue
Advertisement	6,541,382	5,779,082
Tourism	4,038,708	1,904,329
Total cost of revenue	10,580,090	7,683,411
Gross profit	40,648,861	22,916,082
Operating expenses
Selling expenses	3,108,413	1,456,229
Operating and administrative expenses	3,145,191	2,463,201
Total operating expenses	6,253,605	3,919,430
Income from operations	34,395,256	18,996,652
Other (income) expense
Other (income) expense, net	(115)	22,869
Interest expense	-	37,168
Interest income	(28,344)	(24,832)
Total other (income) expense, net	(28,459)	35,205
Income before income taxes	34,423,715	18,961,447
Provision for income taxes	8,930,414	670,347
Net income	25,493,301	18,291,100
Other comprehensive income
Foreign currency translation gain	56,085	2,129,733
Other comprehensive income	$25,549,386	$20,420,833
Basic net earnings per share	$1.50	$1.27
Basic weighted average shares outstanding	17,023,344	14,395,383
Diluted net earnings per share	$1.47	$1.27
Diluted weighted average shares outstanding	17,314,084	14,395,383

RISK FACTORS

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Risks Relating to Our Business

•
IN ORDER TO INCREASE OUR REVENUES, WE BELIEVE WE MUST FURTHER EXPAND OUR BUSINESS OPERATIONS. WE CANNOT ASSURE YOU THAT OUR INTERNAL GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

In order to maximize the potential growth in our current and potential markets, we believe that we must further expand the scope of our services in the tourism and mass media industry. One of our strategies is to grow internally through increasing the customers we target for advertising campaigns and locations where we promote tourism by penetrating existing markets in the PRC and entering new geographic markets in PRC as well as other parts of Asia and globally.  However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, international trade and tariff barriers, unexpected costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios.  We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets.  Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

•
IN ADDITION TO OUR INTERNAL GROWTH STRATEGY, WE MAY GROW THROUGH STRATEGIC ACQUISITIONS. WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL RESULTING IN OUR FAILURE TO MEET GROWTH AND REVENUE EXPECTATIONS.

We also intend to pursue opportunities to acquire businesses in the PRC that are complementary or related in product lines and business structure to us. However, we may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us.  If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business.  Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership.  Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures.

We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates.  In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings.  At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition.  In addition to the above, acquisitions in PRC, including state owned businesses, will be required to comply with laws of the PRC, to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals which are necessary to consummate such acquisitions, to the extent required.  If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate.

•
IN THE EVENT OF RAPID GROWTH OF OUR BUSINESS OPERATIONS, WE MAY EXPERIENCE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OPERATIONAL INFRASTRUCTURE. OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

If we expand our business through successful implementation of our internal growth strategy and/or acquisition strategy, our management and our operational, accounting, and information infrastructure may experience a significant strain caused by such expansion.  In order to deal with the strain our anticipated business expansion could put on our resources, we will need to continue to improve our financial controls, operating procedures, and management information systems.  We will also need to effectively train, motivate, and manage our employees.  Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

•	IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES OR EXPAND OUR MEDIA OPERATIONS AND ACQUIRE ADDITIONAL TOURIST ATTRACTIONS, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

We expanded our business in 2008 by acquiring the operation rights of additional tourist attractions under various agreements, including Yongtai Beixi and Jiezhukou Lake, Hua’an Tulou, and the Great Golden Lake, and establishing collaboration with Railway Media Center to produce programs titled “Journey through China on the Train.” Our continuous business development plan is based on a further expansion of our media services and acquisition of additional tourist attractions. There is inherent risks and uncertainties involved throughout these stages of development.  There is no assurance that we will be successful in continuously expanding our media operations or acquiring additional tourist attractions, or that our strategies, even if implemented, will lead to the successful achievement of our objectives.  If we are not able to successfully implement these further development strategies, our business operations and financial performance may be adversely affected.

•	TOURISM AND MEDIA ARE COMPETITVE BUSINESS ENVIRONMENTS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

We operate in a competitive environment and have to compete with other tourist destinations and media outlets in order to attract visitors and customers.  In order to be successful in attracting visitors or customers we may be forced to lower prices or spend more money on advertising to continue to compete with our competitors.  These competitive measures may result in lower net income.

•	ECONOMIC CRISIS OR TURMOIL, OR SUPPRESSION ON INDIVIDUAL RIGHTS MAY CAUSE A DOWNTURN IN CHINA’S TOURISM INDUSTRY.

A downturn in the world economic markets, or just the Chinese economy, may have a negative impact on our business.  Consumers with a lack of disposable incomes may decide not to vacation or travel to our tourism destinations, which would negatively impact our business.  Additionally, the perceived suppression of individual rights by the Chinese government may deter tourists from visiting China, which may cause a decline in visitors to our attraction.

•	THE SLOW RECOVERY OF THE GLOBAL ECONOMIC CRISIS COULD AFFECT THE OVERALL AVAILABILITY AND COST OF EXTERNAL FINANCING FOR OUR OPERATIONS.

The slow recovery of the global financial markets from the global economic crisis and turmoil may adversely impact our business, the business and financial condition of our customers and the business of potential investors from whom we expect to generate our potential sources of capital financing. Presently it is unclear to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese governments and other governments throughout the world will mitigate the effects of the negative impact caused by the economic turmoil on our industry and other industries that affect our business. Although these conditions have not presently impaired our ability to access credit markets and finance our operations, the impact of the current crisis on our ability to obtain capital financing in the future, and the cost and terms of same, is unclear.

•	A FAILURE TO EXPAND OUR MEDIA OPERATIONS OR GOVERNMENT REGULATIONS RESTRICTING THE MEDIA INDUSTRY IN CHINA COULD HAVE A NEGATIVE IMPACT ON OUR OPERATIONS.

If our advertising and media operations fail to grow, this would have a negative impact on our future operating results.  Further, government regulations, if enacted, restricting media content would negatively affect our media operations.  Any restriction on media content would limit the potential amount of customers able to use our media services and negatively impact our financial results.

•	WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Mr. Chen Minhua, our Chairman and Chief Executive Officer and Ms. Fan Yanling, our Vice President of Operations.  The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals. We may not be able to attract or retain qualified management on acceptable terms in the future due to the intense competition for qualified personnel in our industry and as a result, our business could be adversely affected.

•	WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never paid any dividends.  Our board of directors does not intend to distribute dividends in the near future.  The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

•	WE DO NOT CARRY ANY BUSINESS INTERRUPTION INSURANCE, PRODUCT LIABILITY OR RECALL INSURANCE OR THIRD-PARTY LIABILITY INSURANCE.

Operation of our business and facilities involves many risks, including natural disasters, labor disturbances, business interruptions, property damage, personal injury and death.  We do not carry any business interruption insurance or third-party liability insurance for our business to cover claims in respect of personal injury or property or environmental damage arising from accidents on our property or relating to our operations. Therefore, we may not have insurance coverage sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

•	MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Mr. Chen Minhua, our Chairman and Chief Executive Officer, through his common stock ownership, currently has voting power equal to approximately 32.99% of our voting securities. Ms. Fan Yanling, our Vice President of Operations and the spouse of Mr. Chen Minhua, through her common stock ownership, currently has voting power equal to approximately 32.99% of our voting securities.  Mr. Chen Minhua and Ms. Fan Yanling have combined voting power in our Company equal to approximately 65.98% of our voting securities. As a result, management through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

•	WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Even though we have been a reporting company since 1999, this risk applies to us because we completed a share exchange with Keenway Limited in 2007 whereby a Chinese operating company became our wholly owned subsidiary.  This Chinese operating company is newly reporting and we are adjusting to the increased disclosure requirements for us to comply with corporate governance and accounting requirements.

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IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING, OUR ABILITY TO ACCURATELY AND TIMELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD MAY BE ADVERSELY AFFECTED AND INVESTOR CONFIDENCE AND THE MARKET PRICE OF OUR ORDINARY SHARES MAY BE ADVERSELY IMPACTED.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the effectiveness of the company’s internal controls over financial reporting.  Under current SEC rules, we will be required to include a management report and our independent registered public accounting firm’s attestation report beginning with our annual report for the fiscal year ending December 31, 2009.  Our management may conclude that our internal controls over our financial reporting are not effective.  Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability

•	WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new products and services related to our industries and to expand into new markets.  The exploitation of our services may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

•	WE HAVE A CONTRACTUAL RELATIONSHIP WITH FUJIAN JIAOGUANG MEDIA WHICH MAY BE IN NON-COMPLIANCE WITH PRC LAWS AND DOES NOT PROVIDE THE SAME OPERATIONAL CONTROL AS A DIRECT EQUITY INTEREST.

Our contractual relationship with Fujian Jiaoguang Media was structured as a contractual relationship as opposed to a direct equity interest in order to comply with PRC law.  We have received a PRC legal counsel attesting that this structure is in compliance with the PRC law.  However, the PRC law may be subject to change or the government may review the structure and determine that this contractual relationship is not in compliance with PRC laws and force the termination of this relationship.  Additionally, the contractual relationship between us and Fujian Jiaoguang Media does not provide us with the same operational control as a direct equity interest.  Therefore, we are subject to the risks associated with contractual rights as opposed to owning the company.  Such risks could include breach of contract or failure to honor the terms of the contract.

Risks Relating to the People's Republic of China

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SUBSTANTIALLY ALL OF OUR OPERATING ASSETS ARE LOCATED IN CHINA AND SUBSTANTIALLY ALL OF OUR REVENUE WILL BE DERIVED FROM OUR OPERATIONS IN CHINA SO OUR BUSINESS, RESULTS OF OPERATIONS AND PROSPECTS ARE SUBJECT TO THE ECONOMIC, POLITICAL AND LEGAL POLICIES, DEVELOPMENTS AND CONDITIONS IN CHINA.

The PRC’s economic, political and social conditions, as well as government policies, could impair our business.  The PRC economy differs from the economies of most developed countries in many respects.  China’s GDP has grown consistently since 1978 (National Bureau of Statistics of China).  However, we cannot assure you that such growth will be sustained in the future. If, in the future, China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could impair our ability to remain profitable.  The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us.  For example, our financial condition and results of operations may be hindered by PRC government control over capital investments or changes in tax regulations.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

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IF THE MINISTRY OF COMMERCE, OR MOFCOM, CHINA SECURITIES REGULATORY COMMISSION, OR CSRC, OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT MOFCOM AND CSRC APPROVAL OF OUR MERGER WAS REQUIRED OR IF OTHER REGULATORY OBLIGATIONS ARE IMPOSED UPON US, WE MAY INCUR SANCTIONS, PENALTIES OR ADDITIONAL COSTS WHICH WOULD DAMAGE OUR BUSINESS.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM and the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, a new regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006.  Article 11 of the M&A Rules requires PRC companies, enterprises or natural persons to obtain MOFCOM approval in order to effectuate mergers or acquisitions between PRC companies and foreign companies legally established or controlled by such PRC companies, enterprises or natural persons.  Article 40 of the M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals should obtain the approval of the CSRC prior to the listing and trading of such offshore special purpose vehicle’s securities on an overseas stock exchange, especially in the event that the offshore special purpose vehicle acquires shares of or equity interests in the PRC companies in exchange for the shares of offshore companies.  On September 21, 2006, the CSRC published on its official website procedures and filing requirements for offshore special purpose vehicles seeking CSRC approval of their overseas listings.

On November 19, 2007, we completed a merger transaction pursuant to a share exchange and stock purchase agreement , which resulted in our current ownership and corporate structure.  We believe, based on the opinion of our PRC legal counsel, Allbright Law Offices, that MOFCOM and CSRC approvals were not required for our merger transaction or for the listing and trading of our securities on a trading market because we are not an offshore special purpose vehicle that is directly or indirectly controlled by PRC companies or individuals.  Although the merger and acquisition regulations provide specific requirements and procedures, there are still many ambiguities in the meaning of many provisions.  Further regulations are anticipated in the future, but until there has been clarification either by pronouncements, regulation or practice, there is some uncertainty in the scope of the regulations and the regulators have wide latitude in the enforcement of the regulations and approval of transactions.  If the MOFCOM, CSRC or another PRC regulatory agency subsequently determines that the MOFCOM and CSRC approvals were required, we may face sanctions by the MOFCOM, CSRC or another PRC regulatory agency.  If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends paid by Fujian Jintai, or take other actions that could damage our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

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THE NEW M&A REGULATIONS ESTABLISH MORE COMPLEX PROCEDURES FOR SOME ACQUISITIONS OF CHINESE COMPANIES BY FOREIGN INVESTORS, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO PURSUE GROWTH THROUGH ACQUISITION IN CHINA.

The New M&A Regulations establish additional procedures and requirements that could make some acquisitions of PRC companies by foreign investors, such as ours, more time-consuming and complex, including requirements in some instances that the approval of the Ministry of Commerce shall be required for transactions involving the shares of an offshore listed company being used as the acquisition consideration by foreign investors.  In the future, we may grow our business in part by acquiring complementary businesses.  Complying with the requirements of the New M&A Regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

•	IF THE PRC IMPOSES RESTRICTIONS DESIGNED TO REDUCE INFLATION, FUTURE ECONOMIC GROWTH IN THE PRC COULD BE SEVERELY CURTAILED WHICH COULD HURT OUR BUSINESS AND PROFITABILITY.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth often can lead to growth in the supply of money and rising inflation.  In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  Imposition of similar restrictions may lead to a slowing of economic growth, a decrease in demand for our steel products and generally damage our business and profitability.

•	FLUCTUATIONS IN EXCHANGE RATES COULD HARM OUR BUSINESS AND THE VALUE OF OUR SECURITIES.

The value of our ordinary shares will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from this offering will be denominated and our financial results are reported in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.  Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

•	EXCHANGE CONTROLS THAT EXIST IN THE PRC MAY LIMIT OUR ABILITY TO UTILIZE OUR CASH FLOW EFFECTIVELY.

We are subject to the PRC’s rules and regulations on currency conversion.  In the PRC, the State Administration for Foreign Exchange, or SAFE, regulates the conversion between Renminbi and foreign currencies. Currently, foreign investment enterprises, or FIEs, are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” As a result of our ownership of Fujian Jintai, Fujian Jintai is a FIE.  With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “current account” and “capital account.” Currency conversion within the scope of the “current account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE.  However, conversion of currency in the “capital account,” including capital items such as direct foreign investment, loans and securities, still require approval of the SAFE. Further, any capital contributions to Henan Fujian Jintai by its offshore shareholder must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations it may have outside of the PRC.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by FIEs of foreign currency into Renminbi by restricting how the converted Renminbi may be used.  Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise.  In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE.  The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used.  Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

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PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT SHAREHOLDERS TO PERSONAL LIABILITY AND LIMIT OUR ABILITY TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US, OR OTHERWISE ADVERSELY AFFECT US.

SAFE issued a public notice in October 2005, or the SAFE notice, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.The failure of our beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

•	ANY OUTBREAK OF THE SWINE FLU (H1N1), SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, THE AVIAN FLU, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM IN THE PRC COULD ADVERSELY AFFECT OUR OPERATIONS.

There have been recent outbreaks of the highly pathogenic Swine Flu, caused by the H1N1 virus, in certain regions of the world, including parts of China, where all of our manufacturing facilities are located and where all of our sales occur.  Our business is dependent upon our ability to attract a large volume of visitors to our tourism destinations, and an outbreak of the Swine Flu, or a renewed outbreak of SARS, the Avian Flu, or another widespread public health problem in China, could have a negative effect on our operations.  Any such outbreak could have an impact on our operations as a result of:

•	quarantines or closures of our tourist destinations
•	the sickness or death of our key officers and employees, and
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

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BECAUSE CHINESE LAW GOVERNS MANY OF OUR MATERIAL AGREEMENTS, WE MAY NOT BE ABLE TO ENFORCE OUR RIGHTS WITHIN THE PRC OR ELSEWHERE, WHICH COULD RESULT IN A SIGNIFICANT LOSS OF BUSINESS, BUSINESS OPPORTUNITIES OR CAPITAL.

Chinese law governs many of our material agreements, some of which may be with Chinese governmental agencies. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC.  The system of laws and the enforcement of existing laws and contracts in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

•	BECAUSE OUR FUNDS ARE HELD IN BANKS IN UNINSURED PRC BANK ACCOUNTS, THE FAILURE OF ANY BANK IN WHICH WE DEPOSIT OUR FUNDS COULD AFFECT OUR ABILITY TO CONTINUE IN BUSINESS.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

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OUR BUSINESS COULD BE SEVERELY HARMED IF THE CHINESE GOVERNMENT CHANGES ITS POLICIES, LAWS, REGULATIONS, TAX STRUCTURE OR ITS CURRENT INTERPRETATIONS OF ITS LAWS, RULES AND REGULATIONS RELATING TO OUR OPERATIONS IN CHINA.

Our business is located in Fujian, China and virtually all of our assets are located in China.  We generate our sales revenue only from customers located in China.  Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

•	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
•	changes in taxation,
•	changes in employment restrictions,
•	import duties, and
•	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed.  Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us.  Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

•	THE CHINESE LAWS AND REGULATIONS WHICH GOVERN OUR CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN AND MAY BE CHANGED IN A WAY THAT HURTS OUR BUSINESS.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings.  The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.   We are considered an FIE under Chinese laws, and as a result, we must comply with Chinese laws and regulations.  We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business.  If the relevant authorities find us to be in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business.

•	A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE CHINESE ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS’ DEMAND FOR OUR SERVICES AND OUR BUSINESS.

All of our operations are conducted in China and all of our revenues are generated from sales to businesses operating in China.  Although the Chinese economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in Chinese economy which may affect demand for precision steel products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our services and in turn reduce our results of operations.

•	FAILURE TO COMPLY WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT AND CHINESE ANTI-CORRUPTION LAWS COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls.  Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials.  However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.  In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

•	THE IMPLEMENTATION OF THE NEW PRC EMPLOYMENT CONTRACT LAW AND INCREASES IN THE LABOR COSTS IN CHINA MAY HURT OUR BUSINESS AND PROFITABILITY.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

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UNDER THE NEW EIT LAW, CHINA YIDA AND HONG KONG YI TAT MAY BE CLASSIFIED AS “RESIDENT ENTERPRISES” OF CHINA, WHICH MAY SUBJECT CHINA YIDA AND HONG KONG YI TAT TO PRC INCOME TAX ON THEIR TAXABLE GLOBAL INCOME.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementation regulations, both of which became effective on January 1, 2008.  Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprises or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.  A resident enterprise would be generally subject to the uniform 25% enterprise income tax rate as to its worldwide income.  Although the Notice is directly applicable to enterprises registered in an offshore jurisdiction and controlled by Chinese domestic enterprises or groups, it is uncertain whether the PRC tax authorities will make reference to the Notice when determining the resident status of other offshore companies, such as Fujian Jin Tai.  Since substantially all of our management is currently based in China, it is likely we may be treated as a Chinese resident enterprise for enterprise income tax purposes.  The tax consequences of such treatment are currently unclear, as they will depend on how local tax authorities apply or enforce the New EIT Law or the implementation regulations.

In addition, under the New EIT Law and implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises” (and that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) to the extent that such dividends have their source within the PRC unless there is an applicable tax treaty between the PRC and the jurisdiction in which an overseas holder resides which reduces or exempts the relevant tax.  Similarly, any gain realized on the transfer of shares by such investors is also subject to the 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

If we are considered a PRC “resident enterprise”, it is unclear whether the dividends we pay with respect to our shares, or the gain you may realize from the transfer of our shares, would be treated as income derived from sources within the PRC and be subject to PRC tax.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of your shares, the value of your investment in our shares may be materially and adversely affected.

Risks Related to this Offering and Our Common Stock Generally

•	OUR SHAREHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF THE CONVERSION OF OUR CLASS A WARRANTS.

As of the date hereof, we had warrants to purchase 773,812 shares of common stock (these warrants are exercisable for common stock at an exercise price of $5.00 per share). To the extent such warrants are exercised and converted, there will be further dilution. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

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IF OUR COMMON STOCK WERE DELISTED AND DETERMINED TO BE A “PENNY STOCK,” A BROKER-DEALER MAY FIND IT MORE DIFFICULT TO TRADE OUR COMMON STOCK AND AN INVESTOR MAY FIND IT MORE DIFFICULT TO ACQUIRE OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

If our common stock were removed from listing with the NASDAQ, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

•	OUR FAILURE TO MEET THE LISTING REQUIREMENTS OF THE NASDAQ CAPITAL MARKET COULD RESULT IN A DE-LISTING OF OUR COMMON STOCK.

If after listing we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements and the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock, which could impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

•	OUR COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.
The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

 FORWARD LOOKING STATEMENTS

 Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our business strategy and development, (c) number of visitors to our tourist destination, (d) construction and development of our new tourist destinations, (e) the regulation to which we are subject, (f) anticipated trends in our industry and (g) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

ITEM 4.     USE OF PROCEEDS.

We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders. We may receive proceeds of up to $3,869,060 if all the warrants held by the selling stockholders are exercised for cash. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering or that they will be exercised for cash.

We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $1,500.

ITEM 5.     DETERMINATION OF OFFERING PRICE.

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling stockholders listed in this prospectus. The selling stockholders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CYID.”

ITEM 6.     DILUTION.

The information in this section is not required because there is not substantial disparity between the public offering price and the effective cash cost to officers, directors, promoters and affiliated persons of common equity acquired by them in transactions during the past five years and we were subject to the reporting requirements of section 13(a) and 15(d) of the Exchange Act immediately prior to filing the registration statement.

ITEM 7.     SELLING SECURITY HOLDERS.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common shares and warrants, as of May 11, 2010. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of 1,750,000 shares of common stock purchased by the Investors as set forth in the Securities Purchase Agreement dated March 7, 2008.  The shares constitute approximately 52.5% of the shares of common stock sold in the financing and does not include any of the warrants that were sold to the Investors.  The shares being sold have been allocated pro rata to each Investor.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of May 12, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 19,551,785 shares of common stock outstanding as of May 12, 2010.

Name(1)	Shares Beneficially Owned Prior To Offering(1)	Shares to be Offered	Amount Beneficially Owned After Offering(2)	Percent Beneficially Owned After Offering (3)
Pope Investments II LLC 5100 Poplar Avenue, Suite 805 Memphis, Tennessee 38137 (4)	2,976,191 (10)	1,250,000	1,726,191	14.77%

Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road, Suite 206 Westbury, New York 11590 (5)	592, 239 (11)	250,000	20,385,112	1.6%

Jayhawk Private Equity Fund, LP 5410 West 61st Place, Suite 100 Mission, Kansas 6605 (6)	335,989	117,596	218,393	1.11%

Jayhawk Private Equity Co-Invest Fund, LP 5410 West 61st Place, Suite 100 Mission, Kansas 66205 (7)	21,155	7,291	13,864	*

Guerrilla Partners L.P. 237 Park Avenue, 9th Floor New York, New York 10017 (8)	107,143(12)	37,500	69,643	*

Hua-Mei 21st Century Partners L.P. 237 Park Avenue, 9th Floor New York, New York 10017 (9)	250,000 (13)	87,500	162,500	*

*	Less than one percent (1%).
**	None of the selling shareholders are broker-dealers or affiliates of broker-dealers.
***	All shares in the table above have been adjusted by giving effect to the 4 for 1 reverse stock effective June 16, 2009.

           1.      Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
2.      Assumes the sale of all shares covered hereby.
3.      Assumes that the selling stockholders exercise all their warrants and the shares underlying the warrants are included in this calculation.
4.      William P. Wells is the natural person having voting control and investment control over the shares held by this selling shareholder.
5.      Howard Berger and Marc Swickl are the natural person having voting control and investment control over the shares held by this selling shareholder.
6.      Kent C. McCarthy is the natural person having voting control and investment control over the shares held by this selling shareholder.
7.      Kent C. McCarthy is the natural person having voting control and investment control over the shares held by this selling shareholder.
8.      Peter Siris is the natural person having voting control and investment control over the shares held by this selling shareholder.
9.      Peter Siris is the natural person having voting control and investment control over the shares held by this selling shareholder.
10.    This includes the 595,239 shares that the selling shareholder beneficially owns and has the right to acquire pursuant to the warrants but have not yet been exercised.
11.    This includes the 119,048 shares that the selling shareholder beneficially owns and has the right to acquire pursuant to the warrants but have not yet been exercised.
12.    This includes the 17,858 shares that the selling shareholder beneficially owns and has the right to acquire pursuant to the warrants but have not yet been exercised.
13.    This includes the 41,667 shares that the selling shareholder beneficially owns and has the right to acquire pursuant to the warrants but have not yet been exercised.

Under the terms of the Registration Rights Agreement entered into as part of the Securities Purchase Agreement, we were obligated to file this registration statement within 60 days of the closing of the placement.  In the event this registration statement is not filed timely, we are obligated to make payments of an amount in cash or shares of common stock, or a combination thereof to each of the investors in the Placement, as partial liquidated damages and not as a penalty, an amount equal to 1% of the aggregate unit purchase price paid by each Holder pursuant to the Purchase Agreement for any unregistered Registrable Securities then held by such Holder.

The Registration Rights Agreement also provides that we pay all fees and expenses incident to the registration statement, other than brokerage commissions and underwriting discounts of the selling stockholders on the sale of their shares.

We do not have any arrangement with any broker-dealer for it to act as an underwriter for the sale of the shares included herein for any of the selling stockholders.  Each of the selling stockholders purchased or received the shares offered by it in this prospectus in the ordinary course of business, and at the time of purchase of such shares, it had no agreements or understandings, directly or indirectly, with any person for the distribution of such shares.

ITEM  8.     PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

ITEM 9.     DESCRIPTION OF SECURITIES TO BE REGISTERED.

DESCRIPTION OF SECURITIES

As of May 11, 2010, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of May 11, 2010, an aggregate of 19,551,785 shares of Common Stock were outstanding.  There are no shares of preferred stock outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine.  Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.  Cumulative voting is not provided for in our articles of incorporation or any amendments thereto, which means that the majority of the shares voted can elect all of the directors then standing for election.  The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.  There are no sinking fund provisions applicable to the Common Stock.  The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders.  The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock.  In some circumstances, this issuance could have the effect of decreasing the market price of the Common Stock. Prior to Closing, there was one share of preferred stock outstanding; however, that share of preferred stock was cancelled pursuant to the terms of the Share Exchange Agreement.  We currently have no plans to issue any shares of preferred stock.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period.

Warrants

As of the date hereof, we had warrants to purchase 773,812 shares of common stock at the exercise price of $5.00 per share.

Options

As of the date hereof, there are issued and outstanding options to purchase 15,000 shares of our common stock vested on December 10, 2010 and became exercisable at $14.84 per share. In addition there are options to purchase additional 15,000 shares of our common stock which will vest on June 10, 2010 at the exercise price equal to the closing sale price of the Company’s common stock on June 10, 2010.

ITEM 10.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

(a) Experts

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal 2009 and 2008, which have been audited by Kabani & Co., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.  Kabani & Co. has not been employed on a contingent basis nor shall Kabani & Co. receive a direct or indirect substantial interest in connection with this offering.

(b) Legal Matters

Anslow + Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby.  Anslow & Jaclin, LLP has not been employed on a contingent basis nor shall Anslow & Jaclin, LLP receive a direct or indirect substantial interest in connection with this offering.

ITEM 11.    INFORMATION WITH RESPECT TO THE REGISTRANT

We are a diversified entertainment enterprise focused on China's media and tourism industries headquartered in Fuzhou City, Fujian province, China. Our core business strategy is centered around the combination of tourism and media. Our tourism management business specializes in the development and management of tourism destinations and sites. We currently operate the Great Golden Lake tourist destination (Global Geo-park), Hua’An Tulou cluster (or the “Earth Buildings”) tourist destination (World Culture Heritage site), and Yunding tourist destination (Large-scale recreational park. Our media business provides operating management services including channel, column and advertisement management for the TV channels and other digital media. We currently operate the FETV (a provincial level TV channel) in Fujian province and the “Journey through China on the Train” on-board railway program on China’s high-speed trains.

Our Corporate History and Structure

Keenway Limited was incorporated under the laws of the Cayman Islands on May 9, 2007 for the purpose of functioning as an off-shore holding company to obtain ownership interests in Hong Kong Yi Tat International Investment Co., Ltd (“Hong Kong Yi Tat”), a company incorporated under the laws of Hong Kong. Immediately prior to the Merger (defined below), Mr. Chen Minhua and his wife, Ms. Fan Yanling, were the majority shareholders of Keenway Limited.

On November 19, 2007, we entered into a share exchange and stock purchase agreement with Keenway Limited, Hong Kong Yi Tat, and the then shareholders of Keenway Limited, including Chen Minhua, Fan Yanling, Zhang Xinchen, Extra Profit International Limited, and Lucky Glory International Limited (collectively, the “Keenway Limited Shareholders”), pursuant to which in exchange for all of their shares of Keenway Limited common stock, the Keenway Limited Shareholders received 90,903,246 newly issued shares of our common stock and 3,641,796 shares of our common stock which were transferred from some of our then existing shareholders (the “Merger”). As a result of the closing of the Merger, the Keenway Limited Shareholders owned approximately 94.5% of our then issued and outstanding shares on a fully diluted basis and Keenway Limited became our wholly owned subsidiary.

On March 15, 2010, Fuzhou Hongda Commercial Services, Ltd (“Fuzhou Hongda”) entered into an equity transfer agreement with Fujian Yunding Tourism Industrial Co., Ltd (“Fujian Yunding”) Fujian Yunding, pursuant to which Fuzhou Yunding acquired 100% of the issued and outstanding shares of Fuzhou Fuyu Advertising Co., Ltd (“Fuzhou Fuyu”) from Fuzhou Hongda at the aggregate purchase price of RMB 3,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.12. On March 15, Fujian Jintai Tourism Developments Co., Ltd (“Fujian Jintai”) entered into an equity transfer agreement with Fujian Yunding, pursuant to which Fujian Yunding acquired 100% of the issued and outstanding common stock of Fuzhou Yintai Tourism Co., Ltd (“Fuzhou Yintai”) from Fujian Jintai at the aggregate purchase price of RMB 5,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.13.  On March 16, 2010, Fujian Yunding formed a wholly-owned subsidiary, Yongtai Yunding Resort Management Co., Ltd. (“Yuding Resort Management”) with its official address at No. 68 Xianfu Road, Zhangcheng Town, Yongtai County, China.

On April 12, 2010, we changed the company name of our operating subsidiary “Fujian Yunding Tourism Industrial Co., Ltd” to “Yida (Fujian) Tourism Group Limited” to better reflect our strategy of expanding our business operations in China by extending our business model through acquiring or collaborating with other domestic tourism destinations.

The following chart illustrates our current corporate structure:

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Hong Kong Yi Tat is an entity that was created solely as the holding company for the operating entities, Fujian Jintai Tourism Industrial Development, Co, Ltd., and Fujian Jiaoguang Media, Co., Ltd., and Fujian Yunding Tourism Industrial Co., Ltd., and Fujian Yida Tulou Tourism Development Co. Ltd.  Hong Kong Yi Tat does not have any operations.

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Fujian Jintai Tourism Developments Co., Ltd. (“Fujian Jintai”) operates the tourism segment of our business. Its primary business relates to the operation of our tourism destinations, specifically, the Great Golden Lake. Fujian Jintai owns 100% of the ownership interest in Fuzhou Hongda Commercial Services Co., Ltd. (“Hongda”).

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Yida (Fujian) Tourism Group Limited (f/k/a Fujian Yunding Tourism Industrial Co., Ltd, “Yida Tourism”) is engaged in the operations of our current tourism destinations, specifically the Yunding tourist destination, and the development of new tourist projects, specifically the China Yang-sheng (Nourishing Life) Paradise and the Ming Dynasty Entertainment World. Yida Tourism has 3 wholly-owned subsidiaries: Fujian Yintai, Fuzhou Fuyu and Yingding Tourism Management.

●	Fujian Yida Tulou Tourism Development Ltd’s primary business relates to the operation of our tourism destinations, specifically, Hua’An Tulou cluster tourist destination.

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Fujian Jiaoguang Media Co., Ltd. (“Fujian Jiaoguang”) concentrates on the mass media segment of our business.  Its primary business is focused on advertisements, including media publishing, television, cultural and artistic communication activities, and performance operation and management activities.

We do not have a direct ownership interest in Fujian Jiaoguang. On December 30, 2004, Jiaoguang and its shareholders entered into a set of contractual arrangements with us which governs the relationships between Fijian Jiaoguan and us.  The Contractual Arrangements are comprised of a series of agreements, including a Consulting Agreement and an Operating Agreement, through which we have the right to advise, consult, manage and operate Fujian Jiaoguang, and collect and own all of Fujian Jiaoguang’s respective net profits. Additionally, under a Proxy and Voting Agreement and a Voting Trust and Escrow Agreement, the shareholders of Fujian Jiaoguang have vested their voting control over Fujian Jiaoguang to the Company. In order to further reinforce the Company’s rights to control and operate Fujian Jiaoguang, Fujian Jiaoguang and its shareholders have granted us, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Fujian Jiaoguang or, alternatively, all of the assets of Fujian Jiaoguang. Further, the shareholders of Fujian Jiaoguang have pledged all of their rights, titles and interests in Fujian Jiaoguang to us under an Equity Pledge Agreement. We effectuated this organizational structure due to China’s limitations on foreign investments and ownership in Chinese domestic businesses.  Generally, the Chinese law prohibits foreign entities from directly owning certain types of businesses, such as the media industry.  We have obtained an opinion from Allbright Law Office, our Chinese legal counsel, that this structure is legal and valid and that the U.S. holding corporation can obtain the same benefits and risks with this contractual structure as it would with a direct equity ownership.

Our Business

The Great Golden Lake

The Great Golden Lake was recognized as the Global Geopark by the United Nations Educational, Scientific, and Cultural Organization (“UNESCO”) in February 2005. It is located in Taining, surrounding Sanming, Nanping of Fujian Province and Nanchang of Jiangxi Province. This world-class tourist attraction covers more than 230 square kilometers, including five (5) main scenic areas: (1) Golden Lake; (2) Shangqing River; (3) Zhuangyuan Rock; (4) Luohan Mountain; and (5) Taining Old Town.

In 2001, we entered into a tourism management revenue sharing agreement with Taining government, to operate and to manage the Great Golden Lake destination from 2001 through 2032. We have invested $30 million to improve the infrastructure, and through a well-designed marketing campaign, we have succeeded in increasing the number of the visitors from approximately 30,000 in 2001 to approximately 637,000 in 2009. Currently most visitors to the Great Golden Lake are from Fujian, Shanghai, Guangdong and Jiangxi. With easier transportation and increased marketing, we expect that the Great Golden Lake should be able to attract more visitors from other provinces of China and even foreign countries. Our revenue from the operations of the Great Golden Lake is generated from entrance ticket fees and parking fees.

Hua’an Tulou Cluster (or the “Earth Buildings”)

The Tulou Cluster, composed of large multilayer earth buildings built by ancient wealthy families as their residence, is known for their unique round shape, ingenious structure and oriental mystery. The Tulou Cluster was recognized as a World Cultural Heritage site in 2008 by UNESCO. The Tulou Cluster is a 1.5 hour drive away from Xiamen City, one of China’s most famous tourist coastal cities.

In December 2008, we entered into a Tourist Resources Development Agreement with Hua’an County Government effective until 2048. Pursuant to this agreement, we began to develop the Hua’an Tulou tourist destinations with a right of priority to develop other scenic areas in Hua’an County. Hua’an Tulou cluster requires a total capital input of approximately $7.5 million to put it into infrastructure and facility constructions. The Hua’an Tulou Cluster was closed during the construction and re-opened to the public before the fourth quarter of 2009. Currently, approximately half of its visitors are from overseas, including Taiwan. We expect our revenue to be generated from the sale of entrance ticket fees, fees from rides on tour cars, and food at our restaurants.

Yunding Recreational Park

In November 2008, we entered into the Tourist Destination Cooperative Development Agreement with Yongtai County Government effective until 2048. Pursuant to the agreement, we obtained the exclusive right to develop the Yunding scenic areas, which is approximately 50 kilometer from Fuzhou. We plan to invest approximately $40 million to build the tourism, transportation and entertainment facilities. By the end of 2009, we have already invested approximately $33 million.  And we expect to generate revenue from entrance fees, cable cars and other entertainment activities. We expect that the Yunding Recreational Park will be open to the public on the second half of 2010.

FETV

Covering 92% of the population of Fujian province located in southeastern China with a population of over 35 million, Fujian Education Television (“FETV”), owned by the Fujian Education TV Station, is a provincial comprehensive entertainment television channel ranked #4 in ratings in Fujian province (Source: ACNielsen 2008 Survey).

Pursuant to a management agreement (the “Management Agreement”) between Fujian Education TV Station and Fujian Jiaoguang, our subsidiary, we gained 7 years management rights from the Fujian Education TV Station,  from August 1, 2003 to July 31, 2010 (the “Initial Management Term”), to operate FETV at a fixed annual payment of RMB 10,000,000. Pursuant to the Management Agreement, Fujian Jiaoguang has an option to extend the Initial Management Term for an additional 5 years term commencing on July 31, 2010 (the “Extended Management Term”), provided, that we agree to a 20% increased annual payment for the management rights during the Extended Management Term, and accept other amendments to provisions in the Management Agreement.

Under the management contract, we obtained the full rights to provide programming and content and content management services and to re-sell all advertising airtime of FETV.  We have leveraged the FETV assets to produce high quality TV programming focused on tourism, successfully promoting our own tourist attractions branding the FETV station around the tourism theme and creating a network of potential partners for our tourism business, including hotels, travel agents, and entertainment resorts.

“Journey through China on the Train”

In February 2009, we entered into a six-year exclusive agreement with China Railway Media Center to create “Journey through China on the Train” infomercial programs, a part of China Railway Media Center’s master media program – CRTV that is usually 1 or 2 hours in length. We will produce customized 20-minute episode according to different routes of rail lines as part of CRTV to focus on China’s natural resources, culture and the history of tourism destinations, tourism advertisement and travel tips. The infomercial programs will be broadcast on7 railway lines into Tibet, all high speed motor trains in China with TV panels and cable TV channels covering 18 railway bureaus. We will pay an annual fee of approximately $46,154 or RMB 300,000 to Railway Media Center for the first three years and approximately $53,846 or RMB 350,000 for the second three years. We will generate revenue from selling embedded advertisements. At the end of 2009, “Journey through China on the Train” was shown on 31 railroad lines with 440 trains.

Ming Dynasty Entertainment World

On April 15, 2010, we jointly with Anhui Xingguang Investment Group Ltd., a reputable privately held company engaged in real estate and commercial development in Anhui province, entered into an Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement (the “Agreement”) with Anhui Province Bengbu Municipal Government, pursuant to which we and Anhui Xingguang will form a limited liability company, with a total registered capital of RMB 100 million (approximately $14.6 million) to engage in construction and development of a new tourism destination -- Ming Dynasty Entertainment World in Bengbu City, Anhui Province.

The Ming Dynasty Entertainment World will be built on approximately 5,000 Mu land (approximately 824 acres, 1 Mu = 6.07 acres, the “Project Land”), including recreational developments of Royal Hot Spring World, Royal Tour Town, Filial Piety Temple and Royal Hunting Garden.

China Yang-sheng (Nourishing Life) Paradise

On April 18, 2010 , we entered into a China Yang-sheng (Nourishing Life) Tourism Project Finance Agreement  with Jiangxi Province Zhangshu Municipal Government, pursuant to which we will invest in construction and development of China Yang-sheng (Nourishing Life) Paradise on approximately 6,000 Mu of land (approximately 988 acres, 1 Mu = 6.07 acres) in Zhangshu, Jiangxi province. Preliminarily, the Project includes (i) Salt Water Hot Spring SPA & Health Center, (ii) Yang-sheng Holiday Resort, (iii) World Yang-sheng Cultural Museum, (iii) International Camphor Tree Garden, (iv) Chinese Medicine and Herb Museum, (v) Yang-sheng Sports Club, (vi) Old Town of Chinese Traditional Medicine, and (vii) various other Yang-sheng related projects and tourism real estate projects.

The Financing

Private Placement

On March 7, 2008, we entered into a definitive Securities Purchase Agreement for the sale of units of securities of the Company aggregating up to a maximum of $14,000,000.  Each unit of securities consist of: one (1) share of our common stock, $0.001 par value per share; and (ii) a Class A warrant to purchase an additional number of shares equal to 50% of our common stock.  The purchase price is $1.05 per unit.  In connection with the Securities Purchase Agreement, we also entered into (i) a Registration Rights Agreement; (ii) a Lock-Up Agreement, and (iii) a Make Good Agreement.

Registered Director Offering

On February 2, 2010, we sold a total of 2,489,721 shares of our common stock at $11.50 per share in a registered direct offering for aggregate gross proceeds of $28,631,791.50. The shares were sold pursuant to a shelf registration statement on Form S-3 (File No. 333-163687), the statutory prospectus included therein, and its amendments thereto, that was declared effective by the Securities and Exchange Commission (the “Commission”) on January 20, 2010, and the prospectus supplement filed with the Commission on January 22, 2010.  Newbridge Securities, Inc. served as sole placement agent in the transaction.

MARKETING AND DISTRIBUTION METHODS OF PRODUCTS AND SERVICES

Tourist and related Operations

The current marketing strategy of our tourist and related operations has two major promotional elements. The first is promoting the unique brand and scenic location through traditional advertisement mediums.  These traditional channels include television, radio and print media.  To cut costs, the Company has implemented a cost minimization plan whereby the majority of the media advertisement and promotion of the tourist destination is done through the media platforms available to the Company, including Fujian Education Television and transportation on-board programming. This cost minimization plan allows our tourist and related operations to reduce its cost of advertising while maintaining a relatively high degree of exposure through our provincial TV channel province-wide and through our transportation on-board programming nation-wide.

The second element of the Company's marketing effort of tourist and related operations is promotion of the scenic destinations through the attainment of nationally and internationally recognized merits of scenic achievement.  To this end, the Great Golden Lake has received the designation of the Global Geo-park title from the UN and ranked in China’s Top 10 Most Appealing Destinations and Top 50 Places for Foreigners to Visit.  During the second half of 2008, Dadi Tulou was included on the World Heritage List as part of the Hua’an Tulou Group.  By achieving this high degree of recognition, the destination becomes visible on a massive scale increasing the draw of tourists from a provincial to an international level.  The goal is to significantly increase the daily visitation rate through attainment of significant merit.

Each element of the marketing strategy has been developed in order to increase the international consumer awareness of the Company's tourist destinations, to reduce the associated costs of such awareness and to ultimately increase the usage rate and revenues of the park.

Because the tourist destination is a static product/service, its distribution mainly consists of the promotional strategies described in the paragraphs above. The services are promoted and distributed through traditional forms of advertising media.  Information and marketing materials regarding the park services are distributed on site.

Media and Related Operations

The marketing efforts of our media and related operations can also be split into two elements.  The first is promoting advertising revenue through program contents with high viewing rates.  The second is promoting advertising revenue through larger media coverage.

Promotion through viewing rate: Through our tourist destinations, network of partners and content exchange programs, we create and promote our own educational and entertainment contents which can increase consumer awareness of its contents. The goal of promoting its programming is to increase its daily viewing rates and in turn increase the fees it can charge to third party advertisers. By achieving high rankings in China's television statistics, the Company becomes better known by potential advertising clients.  With a high degree of coverage, advertisers are willing to pay more for the Company’s services.  The Company also engages in strategic partnerships with other content providers by which they share and promote each other’s advertising client base to one another.  Oftentimes, the referring content provider will receive a finder's fee for introducing the Company to qualified advertising clients.

Promotion through media coverage: we attract a lot of our advertising clients through our media coverage.  For TV channels, we hope to increase our coverage to reach a national level.  Our FETV channels reach a coverage rate of 92% in Fujian Province which covers approximately 28 million people.  Our on-board programming on China’s railroad system currently covers approximately 1 billion passengers a year.

STATUS OF PUBLICLY ANNOUNCED NEW PRODUCTS/SERVICES

We expect that our company will grow over the next few years.  Currently, we own and operate the Great Golden Lake which is a tourist destination in Fujian Province.

On December 26, 2008, we entered into the Hua’an Tulou Cluster Tourist Resources Development Agreement with the Hua’an County People’s Government in Zhangzhou, China.  Pursuant to this agreement, we have begun to develop the Hua’an Tulou Cluster Tourism Destination and its surrounding scenic areas located in the Hua’an County. As a world cultural heritage, Hua’anTulou Cluster is classified as a world class tourist destination. The surrounding scenic areas include the Bamboo Plant Garden, Xianzi Lake, rivers along the Xianzi Lake, Taikou Village, Shangping Wanli Building Three, and South Mountain Palace. Hua’an Tulou Cluster and its surrounding scenic areas are well-developed, and can be put into operation without extensive development. The Hua’an County Government and we are jointly responsible for obtaining the approval and support from the appropriate administrative agency regarding the admission ticket price of the Hua’an Tulou Cluster, and its surrounding scenic areas. Our cooperation and development of the scenic areas shall strictly comply with applicable world heritage maintenance guide.

On November 27, 2008, we entered into the Tourist Destination Cooperative Development Agreement with the Yongtai County People’s Government in Fuzhou, China.  Pursuant to the agreement, the Yongtai government shall grant us the exclusive right and special authorization to develop tourist destinations in Fuzhou located at Yongtai Beixi and Jiezhukou Lake.  Accordingly, we are obligated to construct, operate and manage the two tourist destinations, subject to specific terms and conditions negotiated between us and the Yongtai government.  We have the exclusive right to develop both Yongtai Beixi and Jiezhukou Lake and the Yongtai government is prohibited from granting the right of development, operation and management to any third party during the existence of our agreement.

Effective February 13, 2009, we entered into a Cooperation Agreement with Railway Media Center for the purpose of collaborating with Railway Media Center to produce programs titled “Journey through China on the Train” (the “Journey Program”) that will be broadcast to passengers traveling on train.  Pursuant to this agreement, we are obligated to plan and film the Journey Program, and Railway Media Center shall review and broadcast the Journey Program. The content of the Journey Program will focus on introduction and preview of natural resources, culture and history of tourism destinations, tourism advertisement and travel tips. Railway Media Center will appoint the program supervisor and we will appoint all the other personnel.

We and Railway Media Center agreed that the Journey Program shall be inserted into the programs produced by Railway Media Center for train passengers and be broadcast in accordance with the following rules:

(1)
For the train line into Tibet, the Journey Program will be limited to 20’ duration, and be inserted into the program that Railway Media Center produced by themselves. The Journey Program shall be broadcast daily on a rolling basis.

(2)	For the high-speed motor train unit, the Journey Program will be limited to the range of 5-20 minutes, and be broadcast daily on a rolling basis.

(3)	For the national broadcast channels covering 18 railway bureaus, we will produce a new 20’ episode every week with its premier broadcast on Saturday evening and replay on Sunday afternoon.

(4)	During the Term, if Railway Media Center increases its train TV broadcast channels, the Journey Program will be inserted into these added channels and be broadcast on a rolling basis.

We expect to acquire and develop additional tourist destinations during the next few months.  In addition, we intend to acquire an educational based television station in China.  These acquisitions will generate growth for the Company and help the Company establish itself in these industries.

INDUSTRY AND COMPETITIVE FACTORS

We are currently involved in the tourism and media industries in China.  Both industries are experiencing significant growth in China.  New competitors are entering these industries at a record pace.  Competition is increasing and it is beginning to become difficult to gain market share and grow.  There are, however, certain factors that we believe will be critical for our growth:

1. Proven replicable and unique business model: cross-platform marketing/promotion system through company multi-platforms;
2. Successful track record of operating both businesses and maintaining its leading management position; and
3. Experienced management team with more than 70 years of combined experience in China media, tourism and entertainment industry.

OUR INTELLECTUAL PROPERTY

We have obtained a trademark and the exclusive use permission for the “Great Golden Lake.”  This trademark has been filed with Taining County State-owned Assets Investment Operation Co., Ltd. We do not own nor do we intend to own any patents or have any of our products or services patented. In the future, we intend to acquire other trademarks from companies that we acquire or file trademarks or patents in order to protect our intellectual property.

COMPLIANCE WITH ENVIRONMENTAL LAW

We comply with the Environmental Protection Law of PRC as well as applicable local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it will occur in the future, but no assurance can be given in this regard.

EMPLOYEES

Currently, we have a total of 385 full-time employees, including 16 executive officers and senior management.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 28/F, Yifa Building, No.111, Wusi Road, Fuzhou, Fujian Province, PRC. The office space is approximately 800 square meters in area.  The lease renews annually at an annual rate of approximately $8,800, which is the market rate in that area.

Wee lease approximately 200 square feet of office space located at 20955 Pathfinder Rd., #200-12, Diamond Bar, CA 91765 for our U.S. office from Arcacia Executive Services for a term of 12 months from March 2009 at an annual rent of approximately $10,200, which is the market rate in that area.

We currently have five tourist destinations, including “the Great Golden Lake,” “Hua’an Tulou Cluster,” Yunding Recreational Park, “Emperor Ming Entertainment World” and China Yangsheng (Nourishing Life) Paradise.

1.	The Great Golden Lake is located in Taining, surrounding Sanming, Nanping of Fujian Province and Nanchang of Jiangxi Province.
2.	Hua’an Tulou is approximately1.5 hour drive away from Xiamen City, one of China’s most famous tourist coastal cities.
3.	Yunding Recreational Park is approximately 30km from Fuzhou
4.	Ming Dynasty Entertainment World will be built on approximately 5,000 Mu land (approximately 824 acres, 1 Mu = 6.07 acres) located in the southeast of Bengbu City, Anhui province.
5.	China Yangsheng (Nourishing Life) Paradise will be built on approximately 6,000 Mu land approximately 2 kilometers from the downtown of Zhangshu City.

LEGAL PROCEEDINGS

As of the date hereof, we know of no material, active, pending or threatened proceeding against us, or our subsidiaries, nor are we involved as a plaintiff in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

We have two classes of equity securities: (i) common stock, par value $.001 per share, 19,551,785 shares of which were outstanding as of May 11, 2010, and (ii) preferred stock, par value $.001 per share, of which no shares were outstanding as of May 11, 2010.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "IYSA.OB" since 1999.  In December 2007, the symbol changed to “IAVA.OB” pursuant to a 10 for 1 reverse split.  Since the end of the 2007 fiscal year and in February 2007, we effectuated another 10 for 1 reverse stock split and changed our name to China Yida Holding, Co. as a result of the reverse merger that closed on November 17, 2007.  Accordingly, our symbol was changed to “CYID.OB.” Since December 7, 2009, our common stock has been listed and traded on the NASDAQ Capital Market under the symbol “CNYD.”

The table below sets forth the high and low bid prices for our common stock for the period indicated based on reports of transactions on the Over-the-Counter Bulletin Board and the NASDAQ Capital Market. Such prices reflect inter-dealer prices, without retail markup, markdowns or commissions and may not necessarily represent actual transactions.

Price Information
Financial Quarter Ended	High $	Low $
March 31, 2010	15.50	9.14
From April 1 to May 11, 2010	13.79	11.73

March 31, 2009	1.00	0.15
June 30, 2009	9.00	1.11
September 30, 2009	9.25	2.00
December 31, 2009	16.45	8.00

March 31, 2008	3.90	0.75
June 30, 2008	1.95	1.20
September 30, 2008	2.10	0.50
December 31, 2008	1.25	0.15

Holders

As of May 11, 2010, there were approximately 257 shareholders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period.

Securities Authorized for Issuance Under Equity Compensation Plans

We have adopted a formal equity incentive plan in June 2009. The following table sets forth the details of the granted and vested stock options to purchase an aggregate of 15,000 of shares of our common stock that were granted to the directors and officers as of the date of this Report.

Name of Grantee	Exercise Price	Number of Common Stock Underlying the Options	Grant Date	Vest Date
Michael Marks (1)	$14.84	15,000	June 10, 2009	December 10, 2009
(1)	Mr. Marks is our director and the chairman of our audit committee.

Recent Sales of Unregistered Securities

None.

Transfer Agent and Registrar

American Stock Transfer is currently the transfer agent and registrar for our Common Stock.  Its address is 59 Maiden Lane, Plaza Level, New York 10038.  Its phone number is (212) 936-5100.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose.  We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock.  In addition, we currently have no plans to pay such dividends.  However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in PRC, we may be restricted from distributing dividends to our holders of shares of our common stock in the future if at the time we are unable to obtain sufficient dividend distributions from and of the Keenway Companies. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future.  See “Risk Factors.”

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

China Yida Holding Co. and subsidiaries

We have audited the accompanying consolidated balance sheets of China Yida Holding Co. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for the two years period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Yida Holding Co. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the two years period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

March 22, 2010

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS ON DECEMBER 31, 2009 AND 2008

ASSETS
	DECEMBER 31,
	2009	2008
Current assets
Cash and cash equivalents	$5,776,678	$8,715,048
Accounts receivable	2,003	76,569
Other receivable, net	190,424	76,759
Advances and prepayments	1,432,138	164,169
Total current assets	7,401,242	9,032,546

Property, and equipment, net	32,995,885	34,173,009
Construction in progress	36,730,184	1,979,725
Intangible assets, net	7,874,938	9,358,333
Long term prepayments	1,012,230	-
Total assets	$86,014,478	$54,543,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$57,277	$65,367
Short term loans	1,731,060	1,172,591
Other payable and accrued expenses	1,145,564	462,778
Tax payables	2,835,655	726,524
Total current liabilities	5,769,555	2,427,259

Long term debts	2,495,190	-

Total liabilities	8,264,745	2,427,259

Commitments and contingencies

Stockholders' equity
Preferred stock ($0.001 par value, 10,000,000 shares authorized, 1 share issued and outstanding)	-	-
Common stock ($0.0001 par value, 100,000,000 shares authorized and 17,062,064 and 17,021,447 issued and outstanding as of December 31, 2009 and December 31, 2008, respectively)	1,706	1,702
Additional paid in capital	21,711,384	21,627,394
Accumulated other comprehensive income	3,190,162	3,134,077
Retained earning	50,297,151	27,353,181
Statutory reserve	2,549,330	-
Total stockholders' equity	77,749,733	52,116,354

Total liabilities and stockholders' equity	$86,014,478	$54,543,613

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Net revenue
Advertisement	$31,519,267	$23,319,235
Tourism	19,709,684	7,280,258
Total net revenue	51,228,951	30,599,493

Cost of revenue
Advertisement	6,541,382	5,779,082
Tourism	4,038,708	1,904,329
Total cost of revenue	10,580,090	7,683,411

Gross profit	40,648,861	22,916,082

Operating expenses
Selling expenses	3,108,413	1,456,229
Operating and administrative expenses	3,145,191	2,463,201
Total operating expenses	6,253,605	3,919,430

Income from operations	34,395,256	18,996,652

Other (income) expense
Other (income) expense, net	(115)	22,869
Interest expense	-	37,168
Interest income	(28,344)	(24,832)
Total other (income) expense, net	(28,459)	35,205

Income before income taxes	34,423,715	18,961,447

Provision for income taxes	8,930,414	670,347

Net income	25,493,301	18,291,100

Other comprehensive income
Foreign currency translation gain	56,085	2,129,733

Other comprehensive income	$25,549,386	$20,420,833

Basic net earnings per share	$1.50	$1.27
Basic weighted average shares outstanding	17,023,344	14,395,383

Diluted net earnings per share	$1.47	$1.27
Diluted weighted average shares outstanding	17,314,084	14,395,383

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$25,493,301	$18,291,101
Adjustments to reconcile net income to net cash
Cash provided by (used in) operating activities:
Depreciation	1,447,319	399,884
Amortization	1,490,535	4,264,777
Bad debt expense	(4,398)	-
Stock based compenstation	83,994	-
Changes in operating assets and liabilities:
Accounts receivables	74,587	(52,128)
Other receivables	(143,514)	(1,061,873)
Advances and prepayments	(1,238,668)	6,932,829
Accounts payable and accrued expenses	(7,325)	(114,535)
Tax payable	2,107,263	(993,859)
Customer deposit	(10,797)	(136,255)
Accrued payroll	1,080	55,392
Other payable	691,636	(203,257)

Net cash provided by operating activities	29,985,012	27,382,076

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property & equipment	(275,929)	(25,364,501)
Addition to construction in progress	(34,793,109)	(1,652,510)
Purchase of intangible assets	-	(6,476,964)
Increase in long term prepayment	(1,011,609)	-
Net cash used in investing activities	(36,080,646)	(33,493,975)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares for cash	-	13,027,250
Borrowings under loan renewal	3,048,673	607,928
Net cash provided by financing activities	3,048,673	13,635,178

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	108,592	465,139

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,046,962)	7,988,417

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	8,715,048	726,631

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$5,776,678	$8,715,048

SUPPLEMENTAL DISCLOSURES:	5,776,678
Non-cash transaction:
Transferred to fixed asset from construction in progress	$-	$25,320,569

Cash paid during the quarter for:
Income tax payments	$6,910,558	$317,668
Interest payments	$210,319	$109,499

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 and 2007
	Common Stock		Additional paid in capital	Other comprehensive income	Retained earning		Total
	Number of shares	Par Value			Unrestricted	Statutory Reserve

Balance at December 31, 2007	2,499,989	$250	$8,601,597	$1,004,344	$9,062,079		$18,668,270

Recapitalization	11,187,762	1,119	(1,119)	-		-	-

Shares issued for cash	3,333,372	334	13,026,916	-		-	13,027,250
Reverse split rounding	325	-	-	-		-	-
Foreign currency translation	-	-	-	2,129,733		-	2,129,733

Net income from the year ended December 31, 2008	-	-	-	-	18,291,101	-	18,291,101
Balance at December 31, 2008	17,021,447	1,702	21,627,394	3,134,077	27,353,180	-	52,116,354
Stock based compensation			83,994				83,994
Cashless exercised warrants	40,617	4	(4)	-			-
Foreign currency translation	-	-	-	56,085	-		56,085
Net income from year ended December 31, 2009	-	-	-	-	25,493,301		25,493,301
Adjustment to statutory reserve					(2,549,330)	2,549,330	-
Balance at December 31, 2009	17,062,064	$1,706	$21,711,384	$3,190,162	$50,297,151	2,549,330	$77,749,732

The accompanying notes are an integral part of these consolidated financial statements

CHINA YIDA HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yida Holding Co. (“the Company”, “we”, “us”, “our”) engages in tourism and advertisement business through its subsidiaries in Peoples Republic of China.

Keenway Limited was incorporated under the laws of the Cayman Islands on May 9, 2007 for the purpose of functioning as an off-shore holding company to obtain ownership interests in Hong Kong Yi Tat International Investment Co., Ltd (“Hong Kong Yi Tat”), a company incorporated under the laws of Hong Kong. Immediately prior to the Merger (defined below), Mr. Chen Minhua and his wife, Ms. Fan Yanling, were the majority shareholders of Keenway Limited.

On November 19, 2007, we entered into a share exchange and stock purchase agreement with Keenway Limited, Hong Kong Yi Tai, and the then shareholders of Keenway Limited, including Chen Minhua, Fan Yanling, Zhang Xinchen, Extra Profit International Limited, and Lucky Glory International Limited (collectively, the “Keenway Limited Shareholders”), pursuant to which in exchange for all of their shares of Keenway Limited common stock, the Keenway Limited Shareholders received 90,903,246 newly issued shares of our common stock and 3,641,796 shares of our common stock which was transferred from some of our then existing shareholders (the “Merger”). As a result of the closing of the Merger, the Keenway Limited Shareholders owned approximately 94.5% of our then issued and outstanding shares on a fully diluted basis and Keenway Limited became our wholly owned subsidiary.

Hong Kong Yi Tat is an entity that was created solely as the holding company for the operating entities, Fujian Jintai Tourism Industrial Development, Co, Ltd., and Fujian Jiaoguang Media, Co., Ltd., and Fujian Yunding Tourism Industrial Co., Ltd., and Fujian Yida Tulou Tourism Development Cp. Ltd.  Hong Kong Yi Tat does not have any operations.

Fujian Jintai Tourism Developments Co., Ltd. (“Fujian Jintai”) operates the tourism segment of our business. Its primary business relates to the operation of our tourism destinations, specifically, the Great Golden Lake.

Fujian Jintai owns 100% of the ownership interest in Fuzhou Hongda Commercial Services Co., Ltd. (“Hongda”).  Hongda’s wholly owned subsidiary is Fuzhou Fuyu Advertising Co., Ltd. which is an operating entity that engages in the media operation.

Fujian Jintai also owns 100% of the ownership interest in Fujian Yintai Tourism Co., Ltd. (“Yintai”).

Fujian Yunding Tourism Industrial Co., Ltd’s  (“Yunding Company”) primary business relates to the operation of our tourism destinations, specifically, the Yunding tourist destination.

Fujian Yida Tulou Tourism Development Cp. Ltd’s primary business relates to the operation of our tourism destinations, specifically, Hua’An Tulou cluster tourist destination.

Fujian Jiaoguang Media Co., Ltd. (“Fujian Jiaoguang”) concentrates on the mass media segment of our business.  Its primary business is focused on advertisements, including media publishing, television, cultural and artistic communication activities, and performance operation and management activities.

The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R") (ASC 810), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R (ASC 810) requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the company is the primary beneficiary of these entities. The results of subsidiaries or variable interest entities acquired during the year are included in the consolidated income statements from the effective date of acquisition.

ACCOUNTING AFTER INITIAL MEASUREMENT OF VIE - Subsequent accounting for the assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entity were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary (referred as "Primary Beneficiary" or "PB");

inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety; and

INITIAL MEASUREMENT OF VIE- The Company initially measures the assets, liabilities, and non-controlling interests of the VIEs at their fair values at the date of the acquisitions.

Because Jiaoguang and the Company’s contractual relationship comply with FIN 46R (ASC 810), the Company consolidated Jiaoguang’s financial statements as VIE.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The functional currency of our operating , Changchun Yongxin Dirui Medical Co., Ltd is Chinese Renminbi; however the accompanying financial statements have been translated and presented in United States Dollars ($).

b. Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Jintai, Fuyu, Hongda, Yunding, Tulou, Yintai, Hong Kong Yi Tat and the accounts of the variable interest entities, Jiaoguang, collectively “the Company”. All significant inter-company accounts and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

d. Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

e. Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2009 and 2008, the Company had accounts receivable of $2,003 and $76,569, respectively. As of December 31, 2009 and 2008, allowance for doubtful accounts amounted to $0 and $0, respectively.

f. Advances and Prepayments

The Company advances to certain vendors for purchase of its construction material and necessary service. As of December 31, 2009 and 2008, the prepayments amounted to $1,432,138 and $164,169, respectively.  Long term prepayments amounted to $1,012, 230 and $0, respectively.

g. Property and equipment

Property and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 20 years for house & building; 5 to 8 years for electronic equipment; 8years for transportation equipment; 5 to 8 years for office furniture; 26 years for lease improvements.

h. Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), (ASC 360) issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 (ASC 360) requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment, intangible assets and construction in progress, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available, judgments and projections are considered necessary. There was no impairment of long-lived assets for the year ended December 31, 2009 and 2008.

i. Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of service rendered to customers when a formal arrangement exists, the price is fixed or determinable, the services rendered, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue amounted to $0 and $6,597 as of December 31, 2009 and 2008, respectively.

Revenues from advance resort ticket sales are recognized when the tickets are used. Revenues from our contractors who have tourism contracts with us are generally recognized over the period of the applicable agreements commencing with the tourists visit the resort.

The Company sells the television air time to third parties. The company records advertising sales when advertisements are aired. The Company also sells admission and activities tickets for a resort which the Company has the management right.

The Company has no product return or sales discount allowance because service rendered and accepted by customers are normally not returnable and sales discount is normally not granted after service is rendered.

As of December 30, 2009 and 2008, the Company did not generate revenue from ethnic culture communications, timeshare resorts operation, souvenir sales and the related tourism service.

j. Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2009 and 2008 were $493,061 and $406,899, respectively.

There is a contract in force for the period of August 1, 2003 to July 31, 2010 between a related party (Xinhengji, XHJ) and a Television Station (Owned by The Chinese Government) that provides for prepaid airtime to be purchased and utilized by the related party in return for payment of RMB 5,000,000 and purchase of suitable programming for the station in the amount of an additional RMB 5,000,000 (Educational Programming). XHJ is 80% owned by a shareholder of the company and 20% owned by the shareholder’s mother.

XHJ has signed a contract with the Company to assign the Company to manage the commercial of the TV station. The Company is responsible for paying the air time for RMB 5,000,000. XHJ is responsible for paying RMB 5,000,000 to purchase the TV programs and entitled to revenue other than the commercial revenue. It also states that if the Company helps XHJ to purchase the TV programs and if pays equaling or more than RMB 5,000,000 then the Company does not have to pay RMB 5,000,000 for airtime anymore. The amount paid over RMB 5,000,000 by the Company will be the Company’s expenses and will not be reimbursed by XHJ. The advertising costs incurred are charged as cost of sales against specific airtime segments.

k. Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

l. Foreign currency translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company ’subsidiaries in China is the Chinese Renminbi and the functional currency of the US parent is the US dollar.

m. Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", (ASC 825) requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, prepaid expenses, fixed, accounts payable, other payable, tax payable, and short and long term loans.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

n. Stock-based compensation

The Company records stock-based compensation expense pursuant to SFAS 123R (ASC 718), "Share Based Payment.”  SFAS 123R (ASC 718) requires companies to measure compensation cost for stock-based employee compensation plans at fair value at the grant date and recognize the expense over the employee's requisite service period. Under SFAS 123R (ASC 718), the Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. SFAS 123R (ASC 718) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

o. Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), Earnings per share. SFAS No. 128 (ASC 260) superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. (ASC 260) Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share was $1.50 and $1.47 for the year ended December 31, 2009, respectively. Basic and diluted earning per share was $1.27 and $1.27 for the year ended December 31, 2008, respectively.

p. Segment reporting

ASC 250 (SFAS 131), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the years ended December 31, 2009 and 2008, the Company is organized into two main business segments: tourism and advertisement. The primary business relates to tourism and, specifically, tourism at the Great Golden Lake and Tulou. The company offers bamboo rafting, parking lot service, photography services and ethnic cultural communications. The primary business related to advertisement is focused on advertisements, including media publishing, television, cultural and artistic communication activities, and performance operation and management activities.

The following table presents a summary of operating information and certain year-end balance sheet information for the years ended December 31, 2009 and 2008:

	Years ended December 31,
	2009	2008
Revenues from unaffiliated customers:
Advertisement	$31,519,267	$23,319,235
Tourism	19,709,684	7,280,258
Consolidated	$51,228,951	$30,599,493

Operating income :
Advertisement	$23,714,997	$16,564,398
Tourism	11,034,036	2,705,267
Others	(353,777)	(273,012)
Consolidated	$34,395,256	$18,996,653

Identifiable assets:
Advertisement	$20,979,003	$22,327,272
Tourism	64,563,402	31,050,807
Others	472,073	1,165,534
Consolidated	$86,014,478	$54,543,613

Net income
Advertisement	$17,698,552	$16,461,954
Tourism	8,153,611	2,084,320
Others	(358,862)	(255,173)
Consolidated	$25,493,301	$18,291,101

Interest expense:
Advertisement	$-	-
Tourism	-	$37,168
Consolidated	$-	$37,168

Others include reconciling amounts including certain assets which are excluded from segments and adjustments to eliminate inter company transactions.

q. Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

r. Recent accounting pronouncements

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("GAAP") - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009 and are not expected to have a significant impact on our consolidated financial statements.

s. Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.  OTHER ASSETS

Other assets amounted to $190,424 and $76,759 as of December 31, 2009 and 2008, respectively. Other assets is mainly comprised of advances to and receivables from employees and other unrelated parties, interest free, and due upon demand.

4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2009 and 2008:

	2009	2008
Building	$34,903,503	$34,872,855
Electronic Equipments	303,652	193,494
Transportation Equipments	74,281	63,442
Office Furniture	128,765	8,946
Subtotal	35,410,201	35,103,887

Less: Accumulated Depreciation	(2,414,316)	(965,278)

Total	$32,995,885	$34,173,009

Depreciation expenses for the years ended December 31, 2009 and 2008 were $1,447,319 and, $399,884 respectively.

5.  CONSTRUCTION IN PROGRESS

Construction in progress amounted to $36,730,184 and $1,979,725 of December 31, 2009 and 2008. It is mainly related to the constructions for the new tourist resort which the Company has acquired management right from January 2009 in Yuding; various small ongoing projects related to the Great Golden Lake dam; and the construction of earthen building Tulou. The amount of capitalized interest included in construction in progress amounted $213,950 and $100,057 for the years ended December 31, 2009 and 2008, respectively. The Company will begin depreciating these assets when they are placed in service.  The Company expects these projects to be completed by the third quarter 2010 and placed in service at the end of third quarter 2010.

6.  INTANGIBLE ASSETS

As of December 31, 2009 and 2008, intangible assets were as follows:

	2009	2008
Intangible asset
Management right of tourist resort	$5,134,223	$5,130,084
Advertising board	6,601,500	6,595,823
Accumulated amortization	(3,860,785)	(2,367,574)
Total	$7,874,938	$9,358,555

The company acquired 30 years tourist resort management right at August, 2001 from unrelated parties by paying cash.

The Company entered an agreement with one third party on February 29, 2008 and obtained five-year use rights of 30 outside advertising boards in Fuzhou city amounting to $6,601,500 (RMB45, 000,000). The term of the contact is in excess of twelve months and inures exclusive operation rights for the Company in the future 5 years. The Company expects the future economic benefits from the advertising revenue through the 30 outside boards.

In accordance with ASC 350 (previously SFAS 142), the advertising board is a non monetary asset without physical substance that provides probable future economic benefits and has costs that can be reliably measured. An intangible asset is identifiable if it arises from contractual or other legal rights, regardless of whether those rights are transferable or separable from the entity or from other rights and obligations.

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2009 the Company expects these assets to be fully recoverable.

Total intangible assets amortization expenses for the years ended December 31, 2009 and 2008 amounted to $1,490,535 and $1,157,415 respectively. Amortization expenses for the next five years and thereafter ended December 31 amounts to $9,824,643 and consists of the following:

Years ending December 31,	Amount
2010	$1,490,495
2011	1,490,495
2012	1,490,495
2013	1,490,495
2014	171,041
Thereafter,	3,691,622

7.  ADVANCES AND PREPAYMENTS

The Company advances and prepays certain monies for project deposits.  These balances are interest free and unsecured. As of December 31, 2009 and December 31, 2008, advance and prepayments amounted to $1,432,138 and $164,169, respectively.

Long term prepayments related to the advances of Yunding construction projects. As of December 31, 2009 and December 31, 2008, long term prepayments amounted to $1,012,230 and $0, respectively.

During December 2007, the company entered into several contracts with unrelated parties for marketing and TV programming amounting to $9,459,052 (RMB 69,000,000). The Company amortized the service expense beginning in 2008.

Fuyu and Yintai entered two marketing promotion agreements with two tour agents (unrelated parties) for promoting the resorts the Company owns in the next three years in March 2008. The two tour agents promise to bring tourism revenue for Yintai amounting to $2,926,552 (RMB 21 million) annually for the next three years. At the same time, Fuyu had prepaid the special market promotion fee $5,346,421 ($1,782,140 annual) to the two contractors entirely for the next three years. Fuyu also provide 500 minutes advertisement free annually for the two contractors. The prepaid expense for the two tour agents as of December 31, 2007 was $0 and $5,357,385 respectively.

Fuyu entered another contract with another unrelated party for purchasing TV program. Fuyu prepaid $4,112,631 (RMB 30 million) to the unrelated party as of December 31, 2007 and the contractor promise to bring advertising revenue to Fuyu amounting to $2,741,754 (RMB 20 million) annually for the next three years. The prepaid balance for this contract was amounting to $4,101,667 as of December 31, 2007.

Total amortization expenses amounted to $3,107,362 (RMB 20.8 million).

During the year ended December 31, 2008, the Company cancelled all three contracts per above and received the rest of the prepayment amounting $ 6,932,750 (RMB 48.2 million).

8.  OTHER PAYABLE

Other payables are payables due to unrelated parties other than supplier vendors. The amount was $1,145,564 and $462,778, due on demand and interest free as of December 31, 2009 and 2008, respectively.

9.  TAX PAYABLES

Tax payables consist of the following as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
City planning tax	$7,140	$6,729
Business tax payable	201,820	139,616
Individual income tax payable	3,317	1,136
Income tax payable	2,533,023	511,624
Education fee	6,625	5,434
Cultural construction fee	83,730	61,985
Total	$2,835,655	$726,524

10.  LOAN PAYABLE

Short term loan payables represent the loans borrowed from commercial banks that are due within one year. As of December 31, 2009 and December 31, 2008, the outstanding balances on these loans were $1,731,060 and $1,172,591, respectively, and these loans consisted of the following:

	2009	2008
Short term loan payable
Loan from Construction Bank, interest rate at 5.81% per annum, due December 15, 2010, guaranteed by the Tulou’s construction.	557,460	-
Loan from Merchant bank of Fuzhou, interest rate at 8.66% per annum, due November 6, 2010, guaranteed by the a related party which is 80% owned by a shareholder of the Company	1,173,600	1,172,591
Total	$1,731,060	$1,172,591

As of December 31, 2009 and 2008, the long term loan payables were as follows:

	2009	2008
Loan from Taining Credit Union, interest rate at 7.02% per annum, due March 20, 2010, guaranteed by the management rights of the Great Golden Lake	$2,495,190	$-

The interest expenses are $0 and $37,168 for the years ended December 31, 2009 and 2008, respectively. The Company has paid interest in the amount of $210,035 and $109,499 for the years ended December 31, 2009 and 2008, respectively.  The amount of capitalized interest included in construction in progress (Note 5) amounted $213,950 and $100,057 for the years ended December 31, 2009 and 2008, respectively

11.  OTHER (INCOME) EXPENSES

Other (income) expenses consists of the following for the years ended December 31, 2009 and 2008:

Other (income) expense	2009	2008
Other expense, net	$(115)	$22,869
Interest expense	-	37,168
Interest income	(28,344)	(24,832)

Total other (income) expense, net	$(28,459)	$35,205

12.  INCOME TAXES

 The Company is registered in Hong Kong, China and has operations in primarily two tax jurisdictions - the PRC and China (HK). For certain operations in the HK and PRC, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2009. Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from operations income consists of the following for the twelve month periods ended December 31, 2009 and 2008:

	2009	2008
PRC Current Income Expense (Benefit)	$8,930,414	$670,347

Total Provision for Income Tax	$8,930,414	$670,347

The following is a reconciliation of the provision for income taxes at the PR and HK tax rate to the income taxes reflected in the Statement of Operations:

	December 31, 2009	December 31, 2008
Tax expense (credit) at statutory rate - HK	17.5%	17.5%
Changes in valuation allowance	(17.5%)	(17.5%)
Foreign income tax rate	25%	25%
Foreign income tax benefit - PRC	(0%)	(21%)
Other (a)	1%	0%
Effective income tax rates	26%	4%

(a)	The 1% represents expenses (such as certain expenses incurred in the U.S. entity) incurred by the Company that are not deductible for PRC income tax for the three months ended December 31, 2009.

People’s Republic of China (PRC)

Pursuant to the PRC Income Tax Laws, the Company's subsidiary is generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax before 2008. Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law will replace the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The Company’s applicable EIT rate under new EIT law is 25% which was approved by local Tax department.

The applicable income tax rate for the business operation in PRC is 25% in 2009 and 2008 except Fuyu. Fuyu was completely exempt of income tax for the first 2 years till fiscal year 2008 .There were no significant book and tax basis difference.

13.   SHAREHOLDERS’ EQUITY

1) SECURITY ISSUANCE AGREEMENT

In connection with the closing of a financing transaction on November 19, 2007, the Company granted Pope Investments II, LLC and certain other investors Class A Warrants that were exercisable for a total of 6,666,667 shares of the Company’s common stock (the “Warrant Shares”) at $1.25 per share (the “Exercise Price”), and were exercisable as of September 6, 20009 and will expire on September 6, 2011. Subject to the provisions of the Class A Warrants, warrant holders may elect to exercise the Class A Warrants on a cashless basis. Pursuant to Section 18 of the Class A Warrants, the Company shall have the option to call 50% of the Class A Warrants at a redemption price of $0.001 per share of the Warrant Shares upon the Company’s achievement of the 2008 performance threshold, and shall have the option to call 100% of the Warrant Shares underlying the then outstanding Class A Warrants upon the Company’s achievement of net income of $39,000,000 for the fiscal year of 2010.

The assumptions used for warrants issued with the share purchasing in Black Scholes calculation are as follow:

Risk-free interest rate	2.5%
Expected life of the options	3 year
Expected volatility	514.17%
Expected dividend yield	0%

On April 14, 2009, in reliance upon Section 18 of the Class A Warrants, the Company exercised its call option to redeem a total of 3,333,331 Warrant Shares at $0.001 per share for a total of $3,336.

In June 2009, the Company effectuated a 4:1 reverse stock split (the “Split”). As a result, the remaining 3,333,336 Warrant Shares underlying the Class A Warrants were reduced to 833,337 and the Exercise Price was increased to $5 per share.

Following is a summary of the warrant activity for the year ended December 31, 2009:

Outstanding, December 31, 2008	6,666,667
Called back	(3,333,331)
4:1 Reverse Split	833,337
Exercised during the year	(59,525)
Outstanding, December 31, 2009	773,812

Warrants outstanding at December 31, 2009 and related weighted average price and intrinsic value are as follows:

Exercise Prices	Total Warrants Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value

$5	773,812	1.67	$5	773,812	$5	$-

2) REVERSE SPLIT

The Company effecuated a 4:1 reverse stock split during the quarter ended June 30, 2009. All statements are reversely stated.

3) STOCK BASED COMPENSATION

On June 10, 2009 (the “Grant Date”), the Company entered into a Non-qualified Stock Option Agreement with one of the Company’s directors, pursuant to which, the Company agrees to issue the director non-qualified stock options (the “Stock Options”) to purchase a total of 30,000 shares of the Company’s common stock as compensation for his services to be rendered as the Company’s director.  One half of the Stock Options shall vest on the sixth monthly anniversary of the Grant Date (the “First Vesting Date”)and become exercisable at an exercise price equal to the market price of the Company’s common stock on the First Vesting Date and the second half of Stock Options shall vest on the 12th monthly anniversary of the Grant Date (the “Second Vesting Date”) and become exercisable at an exercise price equal to the market price of the Company’s common stock on the Second Vesting Date

..

The Company valued the stock options by the Black-Scholes model with the following assumptions:

	Expected	Expected	Dividend	Risk Free	Grant Date
	Term	Volatility	Yield	Interest Rate	Fair Value
Director	5.25	356%	0%	3.11%	$5.60

The following is a summary of the option activity:

Number of options
Outstanding as of December 31, 2008	-
Granted	30,000
Exercised	-
Forfeited	-
Outstanding as of December 31, 2009	30,000

Following is a summary of the status of options outstanding at December 31, 2009:

Outstanding options			Exercisable options
Average Exercise price	Number	Average remaining contractual life (years)	Average Exercise price	Number	Average remaining contractual life (years)
$(1)	30,000	9.50	$14.84	15,000	9.50
$(1)	30,000		$14.84	15,000	-

(1)  15,000 shares shall vest on December 10, 2009and become exercisable at an excerise price equal to $14.84 which is the market priceof the Company's stock on December 10, 2009.  The remaining 15,000 shares shall vest on June 10, 2010 and become exercisable at an excerise price equal of the market priceof the Company's stock on that date.

As of December 31, 2009, there was approximately $83,994 of total unrecognized compensation expense related to un-vested share-based compensation arrangements.

For the years ended December 31, 2009 and 2008, the Company recognized approximately $83,994 and $0, respectively, as compensation expenses for its stock option plan.

14.   MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounting over 10% of the total net revenue for the year ended December 31, 2009. There are no major vendors which accounting over 10% of the total purchase for the year ended December 31, 2009. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

15.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

16.  LEASE COMMITMENTS

The Company incurred rental expenses of $55,951 and $22,066 for the years ended December 31, 2009 and 2008.

The Company does not have any future lease commitments to pay a minimum amount.

17． COMMITMENTSANDCONTIGENCIES

Commitments

The Company entered into a construction contract with an unrelated party to develop road project of Yunding tourist attraction in Janurary 2009. The project costs $10,749,597 (RMB73.28 million) and has completed $10,086,548 (RMB 68.76 million) during the year ended December 31, 2009.

The Company entered into construction contract with an unrelated party to develop a cable car project of Yunding tourist attraction in March 2009. The project costs $7,902,304 (RMB 53.87 million) and has completed $7,535,573 (RMB 51.37 million) during the year ended December 31, 2009.

The Company entered into a construction contract with an unrelated party to develop Tulou cluster scenic zone in April 2009.  The total cost of the project is $960,833 (RMB 6.55 million) and has completed $906,557 (RMB 6.18 million) during the year ended December 31, 2009.

The Company entered into a construction contract with an unrelated party to develop project of Yunding Tianchi in July 2009. The total contract is in the amount of $ 5,842,746 (RMB 39.83 million) and has completed $5,487,751 (RMB 37.41 million) during the year ended December 31, 2009.

The Company entered into a construction contract with an unrelated party to develop road project of Yunding in October 2009. The total contract costs of $12,081,561 (RMB 82.36 million) and has completed $ 9,514,449 (RMB 64.86 million) during the year ended December 31, 2009.

Litigation

From time to time, the Company is a party to various legal actions arising in the ordinary course of business.  The Company’s management does not expect the legal matters involving the Company would have a material impact on the Company’s consolidated financial position or results of operations

18.  SUBSEQUENT EVENTS

On January 28, 2010, the Company issued 2,289,221 shares (the “Shares”) of its common stock at a price of $11.50 per share.

On February 2, 2010, the Company sold an additional 200,500 shares of common stock at a price of $11.50 per share that were originally subscribed for in its previously announced registered direct offering.  Accordingly, the Company issued a total of 2,489,721 shares in the registered direct offering for aggregate gross proceeds of $28,631,791.50.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-K. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

We are a diversified entertainment enterprise focused on China's media and tourism industries headquartered in Fuzhou City, Fujian province, China. Our core business strategy is centered around the combination of tourism and media. Our tourism management business specializes in the development and management of tourism destinations and sites. We currently operate the Great Golden Lake tourist destination (Global Geo-park), Hua’An Tulou cluster (or the “Earth Buildings”) tourist destination (World Culture Heritage site), and Yunding tourist destination (Large-scale recreational park. Our media business provides operating management services including channel, column and advertisement management for the TV channels and other digital media. We currently operate the FETV (a provincial level TV channel) in Fujian province and the “Journey through China on the Train” on-board railway program on China’s high-speed trains.

Our Corporate History and Structure

Keenway Limited was incorporated under the laws of the Cayman Islands on May 9, 2007 for the purpose of functioning as an off-shore holding company to obtain ownership interests in Hong Kong Yi Tat International Investment Co., Ltd (“Hong Kong Yi Tat”), a company incorporated under the laws of Hong Kong. Immediately prior to the Merger (defined below), Mr. Chen Minhua and his wife, Ms. Fan Yanling, were the majority shareholders of Keenway Limited.

On November 19, 2007, we entered into a share exchange and stock purchase agreement with Keenway Limited, Hong Kong Yi Tat, and the then shareholders of Keenway Limited, including Chen Minhua, Fan Yanling, Zhang Xinchen, Extra Profit International Limited, and Lucky Glory International Limited (collectively, the “Keenway Limited Shareholders”), pursuant to which in exchange for all of their shares of Keenway Limited common stock, the Keenway Limited Shareholders received 90,903,246 newly issued shares of our common stock and 3,641,796 shares of our common stock which were transferred from some of our then existing shareholders (the “Merger”). As a result of the closing of the Merger, the Keenway Limited Shareholders owned approximately 94.5% of our then issued and outstanding shares on a fully diluted basis and Keenway Limited became our wholly owned subsidiary.

On March 15, 2010, Fuzhou Hongda Commercial Services, Ltd (“Fuzhou Hongda”) entered into an equity transfer agreement with Fujian Yunding Tourism Industrial Co., Ltd (“Fujian Yunding”) Fujian Yunding, pursuant to which Fuzhou Yunding acquired 100% of the issued and outstanding shares of Fuzhou Fuyu Advertising Co., Ltd (“Fuzhou Fuyu”) from Fuzhou Hongda at the aggregate purchase price of RMB 3,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.12. On March 15, Fujian Jintai Tourism Developments Co., Ltd (“Fujian Jintai”) entered into an equity transfer agreement with Fujian Yunding, pursuant to which Fujian Yunding acquired 100% of the issued and outstanding common stock of Fuzhou Yintai Tourism Co., Ltd (“Fuzhou Yintai”) from Fujian Jintai at the aggregate purchase price of RMB 5,000,000. A copy of the equity transfer agreement is attached hereto as Exhibit 10.13.  On March 16, 2010, Fujian Yunding formed a wholly-owned subsidiary, Yongtai Yunding Resort Management Co., Ltd. (“Yuding Resort Management”) with its official address at No. 68 Xianfu Road, Zhangcheng Town, Yongtai County, China.

On April 12, 2010, we changed the company name of our operating subsidiary “Fujian Yunding Tourism Industrial Co., Ltd” to “Yida (Fujian) Tourism Group Limited” to better reflect our strategy of expanding our business operations in China by extending our business model through acquiring or collaborating with other domestic tourism destinations.

Results of Operations

During the years ended December 31, 2009 and 2008, we are organized into two (2) main business segments: tourism and advertisement. The following table presents a summary of operating information and certain year-end balance sheet information for the years ended December 31, 2009 and 2008:

	Years ended December 31,
	2009	2008
Net revenue
Advertisement	$31,519,267	$23,319,235
Tourism	19,709,684	7,280,258
Total net revenue	51,228,951	30,599,493
Cost of revenue
Advertisement	6,541,382	5,779,082
Tourism	4,038,708	1,904,329
Total cost of revenue	10,580,090	7,683,411
Gross profit	40,648,861	22,916,082
Operating expenses
Selling expenses	3,108,413	1,456,229
Operating and administrative expenses	3,145191	2,463,201
Total operating expenses	6,253,605	3,919,430
Income from operations	34,395,256	18,996,652
Other (income) expense
Other (income) expense, net	(115)	22,869
Interest expense	-	37,168
Interest income	(28,344)	(24,832)
Total other (income) expense, net	(28,459)	35,205
Income before income taxes	34,423,715	18,961,447
Provision for income taxes	8,930,414	670,347
Net income	25,493,301	18,291,100
Other comprehensive income
Foreign currency translation gain	56,085	2,129,733
Other comprehensive income	$25,549,386	$20,420,833
Basic net earnings per share	$1.50	$1.27
Basic weighted average shares outstanding	$17,023,344	14,395,383
Diluted net earnings per share	1.47	$1.27
Diluted weighted average shares outstanding	$17,314,084	14,395,383

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Net Revenue:

Net revenue increased by $20,629,458 or 67.4%, from $30,599,493 in the fiscal year ended December 31, 2008 to $51,228,951 in the fiscal year ended December 31, 2009.  Our overall net revenue increased by $20,629,458.

Our revenue from advertisement for the fiscal year ended December 31, 2009 was $31,519,267 and for the fiscal year ended December 31, 2008 it was $23,319,235, representing an increase of $8,200,032 or 35.2%.  This increase was primarily the result of increase in sales of airtime for FETV.

Our revenue for our tourism increased by $12,429,426 or 170.7%, from $7,280,258 in the fiscal year 2008 to $19,709,684 in the fiscal year 2009. The increase was primarily attributable to (i) increase in the number of visitors to the Great Golden Lake from approximately 320,000 in 2008 to approximately 637,000 in 2009, and (ii) Tulou Cluster’s re-open before the fourth quarter of 2009.

Cost of Revenue:

Cost of revenue increased by $2,896,679, or 37.7%, from $7,683,411 in the fiscal year ended December 31, 2008 to $10,580,090 in the fiscal year ended December 31, 2009. The increase in cost of revenue is primarily caused by revenue increase from our tourism and advertising operations.  The revenue increase from tourism operation resulted in higher business tax (5% business tax rate) and higher profit sharing payment to local government.. The revenue increase from advertising operation resulted in proportionately higher business tax payment (8.5% business tax rate).

Our cost of revenue from advertisement for the fiscal year ended December 31, 2009 was $6,541,382 and for the fiscal year ended December 31, 2008 it was $5,779,082.  This was an increase of $762,300 or 13.2%.  The increased was the result of increase in business tax payments due to the revenue growth.

Our cost of revenue from tourism for the fiscal year ended December 31, 2009 was $4,038,708 and for the fiscal year ended December 31, 2008 it was $1,904,329.  This was an increase of $2,134,379 or 112.1%.  The increase was the result of increase in business tax payment and profit sharing payment to the local government due to revenue growth.

Gross profit:

Our gross profit increased by $17,732,779, or 77.4%, from $22,916,082 in the fiscal year ended December 31, 2008 to $40,648,861 in the fiscal year ended December 31, 2009. Our gross profit margin (gross profit divided by sales revenue) increased from 74.89% in 2008 to 79.34% in 2009.  The increase in our gross profit margin during 2009 was primarily due to a lower increasing rate of cost of revenue compares to our revenue growth.  Our Great Golden Lake and FETV are both more established operations with existing capacities that do not require significant increase of additional cost of revenues.

Operating Expenses:

Our operating expenses were $3,919,430 in the fiscal year ended December 31, 2008, compared to $6,253,605 in the fiscal year ended December 31, 2009, which represents an increase of $2,334,175, or 59.6%. The increase in our operating expenses in 2009 was primarily due to increasing costs of maintenance and promotion for the Great Golden Lake destination.

Income from Operations:

Operating profit was $34,395,256 in the fiscal year ended December 31, 2009, representing an increase of $15,398,604, or 81.1%, over the $18,996,652 reported in the fiscal year ended December 31, 2008.
Income Tax

Income tax was $8,930,414 in the fiscal year ended December 31, 2009, representing an increase of $8,260,067 or 1,232.2%, over the $670,347 reported in the fiscal year ended December 31, 2008. Before fiscal year 2009, our advertising operation, the FETV, enjoyed an income tax exemption.  Beginning in fiscal year 2009, we have started to pay income taxes for FETV with income tax rate of 25%.

Net Income:

Net income was $25,493,301 in the fiscal year ended December 31, 2009, an increase of $7,202,201 or 39.4% compared to $18,291,100 reported in the fiscal year ended December 31, 2008.  The increase in profits is primarily the result of higher revenue offset in part by higher cost of revenue, higher operating costs, and higher tax payments.

Critical Accounting Policies

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2009 and 2008, the Company had accounts receivable of $2,003 and $76,569, respectively. As of December 31, 2009 and 2008, allowance for doubtful accounts amounted to $0 and $0, respectively.

Advances and Prepayments

The Company advances to certain vendors for purchase of its construction material and necessary service. As of December 31, 2009 and 2008, the prepayments amounted to $1,432,138 and $164,169, respectively.  Long term prepayments amounted to $1,012, 230 and $0, respectively.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104.Sales revenue is recognized at the date of service rendered to customers when a formal arrangement exists, the price is fixed or determinable, the services rendered, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue amounted to $0 and $6,597 as of December 31, 2009 and 2008, respectively.

Revenues from advance resort ticket sales are recognized when the tickets are used. Revenues from our contractors who have tourism contracts with us are generally recognized over the period of the applicable agreements commencing with the tourists visit the resort.

The Company sells the television air time to third parties. The company records advertising sales when advertisements are aired. The Company also sells admission and activities tickets for a resort which the Company has the management right.

The Company has no product return or sales discount allowance because service rendered and accepted by customers are normally not returnable and sales discount is normally not granted after service is rendered.

As of December 30, 2009 and 2008, the Company did not generate revenue from ethnic culture communications, timeshare resorts operation, souvenir sales and the related tourism service.

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2009 and 2008 were $493,061 and $406,899, respectively.

There is a contract in force for the period of August 1, 2003 to July 31, 2010 between a related party (Xinhengji, XHJ) and a Television Station (Owned by The Chinese Government) that provides for prepaid airtime to be purchased and utilized by the related party in return for payment of RMB 5,000,000 and purchase of suitable programming for the station in the amount of an additional RMB 5,000,000 (Educational Programming). XHJ is 80% owned by a shareholder of the company and 20% owned by the shareholder’s mother.

XHJ has signed a contract with the Company to assign the Company to manage the commercial of the TV station. The Company is responsible for paying the air time for RMB 5,000,000. XHJ is responsible for paying RMB 5,000,000 to purchase the TV programs and entitled to revenue other than the commercial revenue. It also states that if the Company helps XHJ to purchase the TV programs and if pays equaling or more than RMB 5,000,000 then the Company does not have to pay RMB 5,000,000 for airtime anymore. The amount paid over RMB 5,000,000 by the Company will be the Company’s expenses and will not be reimbursed by XHJ. The advertising costs incurred are charged as cost of sales against specific airtime segments.

Foreign currency translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company ’subsidiaries in China is the Chinese Renminbi and the functional currency of the US parent is the US dollar.

Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), Earnings per share. SFAS No. 128 (ASC 260) superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. (ASC 260) Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share was $1.50 and $1.47 for the year ended December 31, 2009, respectively. Basic and diluted earning per share was $1.27 and $1.27 for the year ended December 31, 2008, respectively.

Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("GAAP") - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009 and are not expected to have a significant impact on our consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity during the fiscal years of 2008 and 2009 include cash from operations, borrowings from local commercial banks and proceeds of offerings of our securities consummated in February 2008 (the “Private Placement”), from which  we raised $14 million in gross proceeds. As of December 31, 2009, we had cash and cash equivalents of approximately $5.8 million as compared to approximately $8.7 million as of December 31, 2008.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,
	2009	2008
Net cash provided by operating activities	29,985,012	27,382,076
Net cash used in investing activities	(36,080,646)	(33,493,975)
Net cash provided by financing activities	3,048,673	13,635,178
Effect of exchange rate changes on cash and cash equivalents	108,592	465,139
Net increase in cash and cash equivalents	(3,046,962)	7,988,417
Cash and cash equivalents, beginning balance	8,715,048	726,631
Cash and cash equivalents, ending balance	5,776,678	8,715,048

Net cash provided by operating activities was approximately $30.0 million for the year ended December 31, 2009, compared to net cash provided by operations of approximately $27.4 million for the year ended December 31, 2008.  The $2.6 million increase was primarily due to increases in depreciation and tax payable.

Net cash used in investing activities was approximately $36.1 million for the year ended December 31, 2009, compared to net cash used in investing activities of approximately $33.5 million for the year ended December 31, 2008.  The increase in net cash used in investing activities was due to increases in long term prepayment and construction in progress.

Net cash provided by financing activities amounted to approximately $3.0 million for the year ended December 31, 2009, compared to net cash provided by financing activities of approximately $13.6 million for the year ended December 31, 2008.  The decrease in cash provided by financing activities was primarily due to no equity financing in 2009.

2010-2011 Outlook

In April 2010, we engaged two new tourism projects, the Ming Dynasty Entertainment World in Bengbu City, Anhui province, and the China Yang-sheng (Nourishing Life) Paradise in Zhaungshu City, Jiangxi province, which represent our commitment to expanding our business operations by applying our current business model to develop valuable tourist destinations throughout China. We expect both projects will complete their first phase of construction and be open to the public by the end of 2012. Over the course of the next few years, we intend to further grow and expand our businesses in China’s tourism, media, entertainment and other related industry by acquiring additional tourist areas. Such acquisitions will be financed either through our revenues and cash flows or by financings and sales of our stock or other securities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

ITEM 9.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our accountant is Kabani & Company, Inc., independent certified public accountants. We do not presently intend to change accountants. At no time have there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ITEM 9A(T).  CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of December 31, 2009. Based on this evaluation, our principal executive officer and principal financial officers have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act over the registrant. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with United State’s generally accepted accounting principles (US GAAP), including those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.  Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of our internal control over financial reporting. Based on this assessment, Management concluded the Company maintained effective internal control over financial reporting as of December 31, 2009.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following persons are members of the Board of Directors:

Directors	Position/Title	Age
Minhua Chen	Chairman	53

Yanling Fang	Director	37

Michael Marks	Director Chairman of the Audit Committee	38

Chunyu Yin	Director	63
	Audit Committee Member

Fucai Huang	Director	63
	Audit Committee Member

Minhua Chen

Chairman Chen has been the Chief Executive Officer of China Yida Holding, Co. since November  2007.  Chairman Chen is also a Director for Fuzhou Hongda Commercial Services Co., Ltd. and the Chairman for Fujian Yintai Tourism Co. and Fujian Jintai Tourism Developments Co., Ltd..  For the past five years, Chairman Chen has been a part-time professor at the Tourism College of Fujian Normal University and a tutor for postgraduate students.  He is also the vice-president of Fujian Provincial Tourism Institute and vice-president of Fujian Advertisement Association. From 1978 to 1992, he was a news journalist and editor-in-chief of “Fujian Internal Reference,” eventually becoming the head of the journalist station of “Fujian Daily” in Sanming City and general manager of the newspaper “HK-Taiwan Information.”  During that period, he was appointed as chief journalist of Fujian Province to HK, where he was in charge of news and management of the publication.  During these years, several of his works in journalism received national and provincial prizes and were published in books.  He received awards for “Excellent News Journalist” and “Advanced Workers of News Management.”  Since the establishment of New Handsome Joint Group in 1995, he has advocated and practiced the concept of “circulating cultural economy.”  In 2005, he published a scholarly treatise “General Theory of Tourism and Chinese Traditional Culture”, which has been used as the educational material for undergraduates in Tourism College of Fujian Normal University.  In February 2007, he was awarded as one of the “2006 Ten Most Distinguished Persons of Fujian Economic.”  Since 1992, Chairman Chen has worked full-time as Hong Kong Yi Tat’s CEO and has run all the subsidiaries, including the media and tourism businesses.

Yanling Fan

Fan Yanling has served as a director of China Yida Holding, Co. since November 2007. Fan Yanling is also the Executive Director of Fujian Jiaoguang Media Co., Ltd. and the Chairman for Fuzhou Hongda Commercial Services Co., Ltd. and a Director of both Fujian Yintai Tourism Co. and Fujian Jintai Tourism Developments Co., Ltd..  From 1992 to 1994, Ms. Fan was a journalist and radio anchorwoman for the Voice of Haixia.  From 1995 to 2004, she was the general manager of New Handsome Advertisement Co., Ltd.  Since 2000, she has taken on the following leading posts: General Manager of New Handsome Joint Group (Fujian), General Manager of Hong Kong Yitat International Investment Co., Ltd, Chairman of Fujian Gold Lake Economy and Trading (Tourism) Development Co., Ltd., Director of Sydney Communication College (Australia), and General Manager of Fujian Education and Broadcasting Media Co., Ltd.  In 2005, she was awarded “Fujian Splendid Women” and “Advanced worker of advertisement industry Fuzhou 2005.”

Michael Marks

Michael Marks was formerly president and director of Middle Kingdom Alliance Corporation (MKGB: OTCBB), a Special Purpose Corporation which in July 2009 merged with Pypo Digital Company Limited, a leading distributor and retailer of mobile phones in China. Mr. Marks continues to serve as a director of the newly merged company, Funtalk China Holdings Limited (NASDAQ: FRLK).  Mr. Marks is alsoa director of China Housing and Land Development, Inc. (CHLN: NASDAQ); a director of Genesis Pharmaceuticals Enterprises, Inc. (GNPH: OTCBB); and a director of Yanglin Soybean, Inc. (YSYB: OTCBB).

Mr. Marks has been involved in over US$2 billion of transactions in China over the past eight years, as a principal, advisor, or investment banker, and has worked closely with international and Chinese institutions.  These include, inter alia, The Carlyle Group, Starwood Capital, Goldman Sachs, Dubai Investment Group, Investec Bank, Standard Bank, Beijing International Trust and Investment Corporation, China Jin Mao Group Company Limited, and Shanghai Investment Group.

In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a New York headquartered investment bank established in 1893, and served as China managing director and regional principal of the firm until December 2007 when the global firm was sold.  In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, a management consulting and advisory firm affiliated with Horwath International, a global accounting and advisory firm.  He served as its director and Shanghai representative until December 2005.  From January 1998 to June 1999, Mr. Marks served as a manager of Horwath Asia Pacific in Sydney, Australia.  In March 2001, Mr. Marks founded B2Globe, and served as its chief executive officer until August 2002, when B2Globe was sold.

In June 1999, Mr. Marks joined Metro Education in China and co-founded Metro Corporate Training in Shanghai, and served as the group and company’s chief executive officer until February 2001.  From June 1999 to November 2004, when a controlling interest in Metro Education was sold, Mr. Marks also served as a director.  From January 1995 to January 1998, Mr. Marks worked in the audit, corporate finance and advisory divisions in the Johannesburg, South Africa office of PricewaterhouseCoopers.

Mr. Marks graduated with a Bachelor of Commerce (Honors) and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997 respectively.  He was also president of the Commerce Students Council and vice-president of the All Faculty Council in 1994.  In 1998 Mr. Marks graduated with a Bachelor of Arts (Psychology) degree from the University of South Africa.  In 1995, Mr. Marks completed his qualifying examinations of the Chartered Institute of Management Accountants in the United Kingdom.  In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom. Since June 1999 Mr. Marks has lived in Shanghai, China. He speaks fluent Mandarin, French and English.

Chunyu Yin

Ms. Yin has a wealth of experience in China’s advertising and media industry. Between 1984 and 2002, Ms. Yin served as the general manager of China’s first state-owned cosmetics advertising company – Beijing Dabao Advertising Co. During those eighteen (18) years, the company’s annual sales increased from 40 million to 1.5 billion RMB. After she left Beijing Dabao Advertising Co. in 2002, she served as manager in several advertising companies. Currently, she is the Chief Executive Officer of East Prosperity International Advertising Company, and a teaching professor at Beijing Union University Advertising School.

All of the advertising companies in which Ms. Yin served as manager are listed on the Top 100 Advertising Companies List in China. The well-known clients she served, or is currently serving, include Daobao Cosmetics, Haier, Hisense Electric, Ariston Refrigerator, Shanxi Fen Wine, Red Eagle, Furong Wang, Tsingtao Beer, and Yanjing Beer. Ms. Yin has also achieved acknowledgement and recognition in the media industry. She participated in planning, producing and filming many important TV programs and dramas, including “Walk into Taiwan,” “China’s Economic Reports.” “1/2 Hour Economic Report.” “CCTV Young Singer Competition,” “Red Eagle Cinema” on Phoenix Channel, and the TV drama “The Prime Minister Liu Luoguo.”

In addition, Ms. Yin organized several large-scale events for Chinese government’s ministries and commissions and other international organizations: Putian Yanhuang Millenium, Dragon Board World Cup, China’s Trade Marks around the World, 2004 Miss Universe Finale, 2007 Miss Japan International Finale, Hong Kong’s Second International Mahjong Competitions.

Ms. Yin received her bachelor degree in Chinese from People’s University of China in 1979.

Fucai Huang

Mr. Huang, founder of Xiamen University Tourism Department, has served as a full-time professor at Xiamen University for 30 years. Currently, he is also the director of tourism management doctorate program of Xiamen University. Before he was appointed as the director of the doctorate program, he was in charge of the tourism management post-doctorate program and served as doctorate student advisor. Before he joined Xiamen University, between 1989 and 1998, he was the director of Xiamen University Tourism Management Planning and Research Institute, a part time professor at the Tourism Department of Beijing International Studies University, and a consultant to Fujian tourism development.

Mr. Huang is an expert among China’s tourism academics. Between March 2008 and March 2009, Mr. Huang was appointed by the China National Tourism Bureau to preside over the Open Tourism Market for Mainland Citizens’ Travel to Taiwan and Related Management Issues.  In 2006 and 2007, he was invited by the China National Tourism Bureau and Taiwan Office of CPC Central Committee to represent China’s tourism academics to draft monographs and to participate in Strait Economic Trade Forum. Between 2005 and 2006, Mr. Huang engaged in the planning, research, and modification of display contents of China Fujian-Taiwan Kinship Museum sponsored by the Publicity Department of the CPC Central Committee and Fujian Provincial Committee. China Fujian-Taiwan Kinship Museum became the new tourism landmark of the west coast of Taiwan Strait, and a popular tourist attraction in Quanzhou, Fujian.

Mr. Huang obtained his Bachelor Degree in History from Xiamen University in 1976.

Family Relationship

Minhua Chen and Yanling Fan are husband and wife.

Executive Officers of the Company

Executive Officers	Position/Title	Age
Minhua Chen	Chief Executive Officer and President	53
George Wung	Chief Financial Officer	35
Wei Zhang	Vice President of Investor Relations	30
Yongxin Lin	Financial Controller	39

The following are the biographical summaries of George Wung, Wei Zhang and Yongxin Lin.

George Wung

Mr. Wung has served as our Chief Financial Officer since January 2009. Between October 2005 and January 2009, Mr. Wung served as the managing director of Etech Securities Inc., supervising a team of ten individuals that deliver a variety of financial services to clients. Mr. Wung’s responsibilities at Etech Securities included directing client relationships, expanding the firm’s customer base, and building up ties with various government agencies.  Between January 2004 and October 2005, Mr. Wung was the director of the Prosperity Financial Group in California, where he was responsible for conducting equity research and analysis covering fundamental, quantitative and technical research for asset management, collecting date and conducting statistical analysis on individual securities or industry groups, developing quantitative decision-making models, and analyzing the macro-economic trends. Between February 2002 and December 2003, he was the Senior Vice President of the Global American Investments, Inc. where he was responsible for collecting date and conducting statistical analysis on specific securities or industry groups, developing qualitative decision-making models, making buy, sell and hold recommendation calls on equities.  Mr. Wung received his B.A. in Finance from California State University, Fullerton in 2000. He holds the Series 7 Certificate in General Securities Representative, and Series 63 Certificate in State Securities law.

Wei Zhang

Mr. Zhang has served as our Vice President of Investor Relations since January 2009. Prior to joining us, he was a senior vice president of Etech Securities, Inc. Before he joined Etech Securities, Inc., he served as the Assistance CEO of Fujian Jinxie Real Estate Development Co. Mr. Zhang received his B.A. in Economics from University of California in 2004.

Yongxin Lin

Mr. Lin has served as our Financial Controller since October 2003. Before he joined us, Mr. Lin served as the Chief Financial Director of Fujian Furui Group. Mr. Lin is a member of CICPA. He received his B.A. in accounting in 1994.

Independence of the Board of Directors

Our Board of Directors is currently composed of five (5) members. Michael Marks, Fucai Huang and Chunyu Yin qualify as independent directors in accordance with the published listing requirements of the Nasdaq Capital Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (“10% Stockholders”), to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% Stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports received by us, we believe that for the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and 10% Stockholders were complied with.

Board Meetings and Committees; Management Matters

Our Board of Directors held eight (8) meetings during the year ended December 31, 2009.  Each director attended at least 75% of the Board of Directors and committee meetings of which he was a member during such time as he served as a director.  From time to time, the members of our Board of Directors act by unanimous written consent in accordance with Delaware law.  During the year ended December 31, 2009, our Board of Directors took action by unanimous consent on eight (8) occasions.  We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but we encourage all members of our Board of Directors to attend such meetings.

Audit Committee

Our Board of Directors has a standing audit committee which carries out its responsibilities pursuant to the audit committee written charters, which are available on our website at www.yidacn.net.

The Audit Committee, which currently is comprised of Michael Marks, Chunyu Yin, and Fucai Huang, met four (4) times during 2009.  Each member of the Audit Committee is independent, as defined in the listing standards of The NASDAQ Stock Market, Inc. (“Nasdaq”).  The Audit Committee assists the Board in overseeing (i) our accounting and financial reporting processes and principles, (ii) our disclosure controls and procedures and internal control over financial reporting designed to promote compliance with generally accepted accounting principles and applicable laws and regulations, (iii) the preparation, presentation and integrity of our financial statements, and (iv) the administration of an audit our annual financial statements by our independent auditor in accordance with generally accepted accounting standards.  The Board has determined that Mr. Michael Marks qualifies as an Audit Committee Financial Expert under applicable rules of the Commission and satisfies the financial literacy and experience requirements under the applicable Nasdaq standards.

Certain Relationships and Related Transactions

To our best knowledge, there were no related relations in the fiscal year ended December 31, 2009.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

§
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

§	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

§
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

§	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Auditors; Code of Ethics; Financial Expert

We have adopted a code of business conduct and ethics for our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer.  In addition, we have adopted a supplemental code of ethics for our financial executives and all employees in our accounting department.  The text of our codes is posted on our Internet website at www.yidacn.net.  We intend to disclose any changes in or waivers from our codes of ethics that are required to be publicly disclosed by posting such information on our website or by filing with the Commission a Current Report on Form 8-K.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table sets forth information concerning cash and non-cash compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer for each of the two fiscal years ended December 31, 2009 and 2008.

Name and principal position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Minhua Chen	December 31, 2009	$0	—	—	—	—	—	—	$0
Chief Executive Officer, President and Chairman of the Board	December 31, 2008	$0	—	—	—	—	—	—	$0

George Wung,	December 31, 2009	$54,500	—	—	—	—	—	—	$54,500
Chief Financial Officer

Wei Zhang VP of Investor Relations	December 31, 2009	$50,000	—	—	—	—	—	—	$50,000

Narrative Disclosure to the Summary Compensation Table

Employment Agreements

We entered into an employment agreement with Mr. George Wung on January 12, 2009 (the “Effective Date”), pursuant to which, Mr. Wung will serve as Chief Financial Officer of the Company for a term of five years (the “Employment Period”), During the first three years of the Employment Period, Mr. Wung shall be entitled to $60,000 per year, which will be subject to upward adjustments based upon the Chief Executive Officer’s periodic performance review. In addition to the foregoing base salary, Mr. Wung shall be eligible for an annual bonus at the end of each fiscal year end based upon the result of the annual performance review. In addition, subject to the approval of the Board of Directors, Mr. Wung shall also receive certain stock options.

Outstanding Equity Awards at Fiscal Year-End.

The following table provides information on all restricted stock and stock option awards held by our named executive officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Marks	15,000	15,000	0	$14.84	$—	—	—	—	—

* Options to purchase 15,000 shares of the Company’s common stock vested on December 10, 2010 and became exercisable at $14.84 per share. Options to purchase additional 15,000 shares of the Company’s common stock will vest on June 10, 2010 at the exercise price equal to the closing sale price of the Company’s common stock on June 10, 2010.

2009 Equity Incentive Plan

On August 10, 2009, with the written consent of our majority stockholders, our Board of Directors adopted the Company’s 2009 Equity Incentive Plan (the “Incentive Plan”) The Incentive Plan gives us the ability to grant stock options, restricted stock, stock appreciation rights (SARs), and other stock-based awards (collectively, “Awards”) to employees or consultants of the Company or of any subsidiary of the Company and to non-employee members of our advisory board or our Board of Directors or the board of directors of any of our subsidiaries. Our Board of Directors believes that adoption of the Incentive Plan is in the best interests of our company and our stockholders because the ability to grant stock options and make other stock-based awards under the Incentive Plan is an important factor in attracting, stimulating and retaining qualified and distinguished personnel with proven ability and vision to serve as employees, officers, consultants or members of the Board of Directors or advisory board of our company and our subsidiaries, and to chart our course towards continued growth and financial success. Therefore, our Board of Directors believes the Incentive Plan will be a key component of our compensation program.

As of May 11, 2010, 1,000,000 shares of our common stock remained available for future grants under the Incentive Plan and no Awards had been granted under the Incentive Plan.

Director Compensation

Directors who also serve as employees of the Company do not receive payment for services as directors. The independent directors of the Board of Directors are responsible for reviewing and making decisions regarding all matters pertaining to fees and retainers paid to Directors for Board. The independent directors may engage consultants or advisors in connection with their compensation review and analysis. The independent directors did not engage any consultants in 2009.

In making non-employee Director’s compensation decisions, the independent directors take various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and t he forms of compensation paid to directors by comparable corporations.

The following table sets forth information concerning cash and non-cash compensation paid by the Company to its directors during the last fiscal year ended December 31, 2009.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Minhua Chen	0	—	—	—	—	—	0
Yangling Fang	0	—	—	—	—	—	0
Chunyu Ying	7,200	—	—	—	—	—	7,200
Fucai Huang	7,200	—	—	—	—	—	7,200
Michael Marks	35,000	---	*	---	---	---	35,000

*In addition to $35,000 annual cash compensation as listed in the table above, Michael Marks received non-qualified stock options exercisable for a total of 30,000 shares of our common stock. The first half of the stock options vested on December 10, 2009 and became exercisable at $14.84 per share. The second half of the stock options will vest on June 10, 2010, and the exercise price will be equal to closing sale price of our common stock on June 10, 2010.

The directors will also be reimbursed for all of their out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which they serve.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$1,500
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	20,000
Printing	1,000
Miscellaneous Expenses	2,000
Total	$99,500	*
* previously paid.

Item 14.    Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

On February 29, 2008, we issued shares of our common stock to certain individuals and entities listed below.  These shares were issued as Corrective Issuances (as defined in the Financing Documents dated March 7, 2008).  The Corrective Issuances were further share issuances based on the Share Exchange Agreement that was entered into on November 19, 2008.  Pursuant to the Share Exchange, the shareholders of Keenway Limited and Hong Kong Yi Tat International Investments, Ltd. were entitled to a specific percentage ownership that was only achieved by conducting a reverse split post-closing of the Share Exchange and issuing corrective issuances to the entities/individuals receiving shares of the Company in the Share Exchange.  Specifically, we issued a total of 44,751,046 shares of common stock to certain entities in order to bring them to the agreed upon share ownership percentage.  The consideration paid for these shares was the entry into the Share Exchange Agreement.  The number of shares issued is demonstrated on the following table:

Shareholder	Number of Shares*
Chairman Chen Minhua	37,724,747 shares
Fan Yanling	37,724,747 shares
Extra Profit International Limited	4,090,546 shares
Luck Glory International Limited	4,090,546 shares
Zhang Xinchen	3,636,030 shares
E-Tech International, Inc.	3,636,030 shares

* These shares were issued prior to the 10-for-1 reverse split that was effective on February 28, 2008 and the 4-for-1 reverse split effective on June 16, 2009.

For more information regarding the share exchange agreement, please refer to the Form 8-k filed on November 26, 2007.  Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.  We made this determination based on the representations of the entities designated by Keenway which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the entities designated by Keenway understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  Additionally, each investor in this issuance had adequate access to information on the issuer and had the opportunity to study the books and records of the company and an opportunity to ask questions of management.  These shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.  This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a ‘public offering.’ Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On February 29, 2008, we issued shares of our common stock to certain individuals and entities listed below.  Specifically, we issued a total of 44,751,046 shares of common stock to certain entities as follows:

Shareholder	Number of Shares
Chairman Chen Minhua	18,525,131 shares
Fan Yanling	18,525,131 shares
Extra Profit International Limited	2,038,442 shares
Luck Glory International Limited	2,038,442 shares
Zhang Xinchen	1,811,950 shares
E-Tech International, Inc.	1,811,950 shares

** These shares were issued prior to the 4-for-1 reverse split effective on June 16, 2009.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the ‘Act’). These shares of our Common Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a ‘public offering’ as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.  This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a ‘public offering.’ Additionally, each investor in this issuance had adequate access to information on the issuer and had the opportunity to study the books and records of the company and an opportunity to ask questions of management.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

 On March 7, 2008, we completed the Private Placement by issuing to Pope Investments II LLC, an accredited investor, and five (5) other accredited investors an aggregate of 3,333,334 shares of common stock and warrants exercisable into 1,666,667 shares of common stock for a total purchase price of $14,000,000.  The purchase price of one unit was $5.00 after giving effect to the 4-for-1 reverse stock split effective on June 16, 2009.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the ‘Act’) and did not involve a public offering.  The offering was not a ‘public offering’ as defined in Section 4(2) due to the insubstantial number of persons involved in the deal and the size of the offering, manner of the offering and number of shares offered.  We did not undertake an offering in which we sold a high number of shares to a high number of investors.  Each investors represented and acknowledged that it can bear the economic risk and complete loss of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment and each investor is an “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act.  In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a ‘public offering.’ The Investors received and reviewed all information related to the Company that would be disclosed in a prospectus and was provided the opportunity to ask questions and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16    Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation (1)
3.2	Revised and Restated By-Laws (3)
4.1	Securities Purchase Agreement by and between the Company and the Investors dated March 7, 2008 (2)
4.2	Registration Rights Agreement by and between the Company and the Investors dated March 7, 2008, 2007 (2)
4.3	Lock-Up Agreement dated March 7, 2008 (2)
4.4	Make Good Agreement by and between the Company and the Investors dated March 7, 2008 (2)
4.5	Warrant Agreement by and between the Company and the Investors dated March 7, 2008 (2)
5.1	Legal Opinion of Anslow & Jaclin, LLP filed herewith.
5.2	Legal Opinion of Allbright Law Officer for Consent to be Named in this Registration Statement (6)
10.1	Consulting Services Agreement between Hong Kong Yi Tat and Fujian Jiaoguang Media Co., Ltd. (5)
10.2	Operating Agreement between Hong Kong Yi Tat and Fujian Jiaoguang Media Co., Ltd. (5)
10.3	Equity Pledge Agreement between Hong Kong Yi Tat and Fujian Jiaoguang Media Co., Ltd. (5)
10.4	Proxy Agreement between Hong Kong Yi Tat and Fujian Jiaoguang Media Co., Ltd. (5)
10.5	Option Agreement between Hong Kong Yi Tat and Fujian Jiaoguang Media Co., Ltd. (5)
10.6	Legal Opinion from PRC counsel on the structure of the transaction (6)
10.7	Lease Agreement between the Company and PRC government for the Great Golden Lake (translations English translation) (6)
10.8	Lease Agreement between Fuzhou Kai Fa Qu Langqi Si Ji Hui Yi Reception Co. Ltd. and Fujian Jiaoguang Media Co. Ltd (6)
10.9	Employment Agreement for Peter Zheng, the Chief Financial Officer of China Yida (4)
10.10	Contract between Yongli Branch and us for the construction of the Zhuangyuan Rock Resort (7)
10.11	Contract for the promotion of the Great Golden Lake (7)
10.12	Equity Transfer Agreement (English translation) (8)
10.13	Equity Transfer Agreement (English translation) (8)
14.1	Amended and Restated Code of Ethics (3)
23.1	Consent of Kabani & Co. filed herewith
23.2	Consent of Anslow & Jaclin, LLP (attached as exhibit 5.1)
99.1	2008 Development Report of Chinese Radio Film and Television (6)

(1)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K (file number 000-26777) filed on March 6, 2008.

(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K (file number 000-26777) filed on March 11, 2008.

(3)	Incorporated herein by reference to the registrant’s Current Report on Form 8 (file number 000-26777) filed on June 30, 2009.

(4)	Referred to and Incorporated by reference to the registrants Form 8-k filed on April 25, 2008.

(5)	Referred to and Incorporated by reference to the Form 8-k filed on November 26, 2007.

(6)	Incorporated herein by reference to the registrants Amendment No. 2 to this Registration Statement filed on August 6, 2008

(7)	Incorporated herein by reference to the registrants Amendment No. 3 to this Registration Statement filed on August 22, 2008

(8)	Incorporated herein by reference to the registrant’s Form 10-Q filed on May 14, 2010.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fujian, China, on the 14th day of  May,  2010.

China Yida Holding, Co.
By:	/s/ Chen Minhua
Chen Minhua Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Minhua Chen	Chief Executive Officer (Principal Executive	May 14, 2010
Minhua Chen	Officer), President and Director

/s/ George Wung	Chief Financial Officer	May 14, 2010
George Wung	(Principal Financial Officer; Principal
Accounting Officer)

/s/ Yanling Fang	Director	May 14, 2010
Yanling Fang

/s/ Fucai Huang	Director	May 14, 2010
Fucai Huang

/s/ Chunyu Yin	Director	May 14, 2010
Chunyu Yin